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Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is made as of this 18th day of November, 2004 by and among Price Legacy Corporation, a Maryland corporation (the "Company"), PL Retail LLC, a Delaware limited liability company (the "Parent"), and PL Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Parent (the "Merger Sub"). This Amendment amends the Agreement and Plan of Merger dated as of August 24, 2004 by and among the Company, Parent and Merger Sub (the "Original Agreement"). The Original Agreement, as amended by this Amendment, is referred to herein as the "Agreement." Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS:

        WHEREAS, the Company has requested that the Agreement be amended to revise the form of REIT Opinion required to be delivered by Latham & Watkins LLP and the form of Officer's Certificate to be delivered by the Company in connection therewith.

        WHEREAS, the Company has requested that the Parent and Merger Sub waive certain conditions of the Closing that have not been satisfied as of the date hereof.

        WHEREAS, the Parent and Merger Sub have agreed to the foregoing amendments and waivers on condition that the Company agree to cooperate in certain areas relating to the Merger.

        WHEREAS, pursuant to Section 8.4 of the Agreement, the Agreement may be amended by the parties thereto by execution of an instrument in writing signed on behalf of each of the parties thereto.

        WHEREAS, pursuant to Section 8.5 of the Agreement, any party thereto may waive compliance by the other parties with any of the agreements or conditions contained therein in a written instrument signed by the party or parties to be bound thereby.

        NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

AMENDMENT

        SECTION 1.01    Amendment and Restatement of Exhibit A-1 of the Agreement.    The Form of Latham & Watkins LLP REIT Opinion set forth in Annex A-1 of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 attached hereto.

        SECTION 1.02    Amendment and Restatement of Exhibit A-2 of the Agreement.    The Form of Company Officer's Certificate set forth in Annex A-2 of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 2 attached hereto.

ARTICLE II

WAIVER

        SECTION 2.01    Parent and Merger Sub hereby waive as conditions of the Closing, the Company's compliance with Section 7.2(g) and Section 7.2(h) of the Agreement.

ARTICLE III

COOPERATION IN CONNECTION WITH CERTAIN MATTERS

        SECTION 3.01    The Company will, and will cause its subsidiaries and other affiliates to, cooperate in all reasonable respects with Parent in connection with the restructuring of various entities that own, lease or operate Company properties in connection with and in anticipation of financing to be obtained by Parent, including the formation of single purpose entities as required by the provider of such financing, but only to the extent determined in good faith by the Company to be consistent with the Company's status as a REIT.

ARTICLE IV

GENERAL PROVISIONS

        SECTION 4.01    Effectiveness and Ratification.    All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Agreement remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the Original Agreement, the terms of this Amendment shall prevail and govern.

        SECTION 4.02    Amendment; Entire Agreement.    Whenever the Agreement is referred to in the Original Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Original Agreement as amended by this Amendment. The Agreement, as amended by this Amendment (including the schedules and exhibits thereto and hereto), constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

        SECTION 4.03    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the choice of law principles thereof.

        SECTION 4.04    Counterparts.    This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows.]

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        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PL RETAIL LLC
By:	G&I IV PL Retail LLC
By:	/s/ BRIAN T. SUMMERS Name: Brian T. Summers Title: Vice President
PRICE LEGACY CORPORATION
By:	/s/ JACK MCGRORY Name: Jack McGrory Title: Chairman and Chief Executive Officer
PL ACQUISITION CORP.
By:	/s/ BRIAN T. SUMMERS Name: Brian T. Summers Title: Vice President

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Exhibit 1

FORM OF LATHAM & WATKINS LLP OPINION

[L&W LETTERHEAD]

[ACQUIROR]
[                        ]
[                        ]

                Re: Price Legacy Corporation

Ladies and Gentlemen:

        We have acted as counsel to Price Legacy Corporation, a Maryland corporation (including its predecessor, Price Enterprises, Inc., the "Company"), in connection with the proposed merger (the "Merger") of PL Acquisition Corp., a Maryland corporation ("Merger Sub"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of August 24, 2004 and as amended through the date hereof, by and among the Company, PL Retail LLC, a Delaware limited liability company, and Merger Sub (the "Merger Agreement"). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

        Pursuant to Section 7.2(c) of the Merger Agreement, you have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to its status as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is based on various facts and assumptions, including the facts set forth in the Proxy Statement relating to the Merger (the "Proxy Statement"), concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the "Officer's Certificate"). With your permission, we have assumed the accuracy of the opinion of [                        ], counsel for the Company, dated [                        ], 2004 with respect to certain matters of Maryland law.

        In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation of the facts set forth in the above referenced documents, the exhibits hereto or the Officer's Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        In the course of our legal and factual examinations and inquiries described above, four issues (the "PP Note Issue," the "PF Note Issue," the "Ellman Note Issue" and the "Hotel Issue," as described below), which merit further discussion and analysis, have come to our attention.

        In June, 2002, the Company sold certain self storage development properties (the "Development Properties") to Price Self Storage Holdings, LLC ("PSSH") pursuant to the Amended and Restated

Master Agreement for Lease and Option to Purchase Self Storage Projects dated August 2, 2001, as amended (the "Master Agreement")1. The terms of the Master Agreement provided that PSSH would assume the construction loan related to each Development Property and the remaining portion of the purchase price for each Development Property would be paid in the form of a Participating Promissory Note (each, a "PP Note"). The principal amount of the PP Notes accrued interest at a rate of 12% per annum. No interest, however, was required to be paid prior to the maturity date of the PP Notes.2 Each construction loan was secured by a first trust deed on its Development Property. Each PP Note was secured by a second trust deed on its Development Property (i.e., each PP Note trust deed was subordinate to the first trust deed created by the applicable construction loan).

The original parties to the Master Agreement were PSSH and Price Enterprises, Inc., the Company's predecessor.

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Certain other interest payments were set forth in the PP Notes, however, no such amounts became payable prior to the repayment of such notes.

        The terms of the Master Agreement also provided that PSSH would pay a fee to the Company to compensate it for its participation in the financing of the Development Properties (the "Participation Fee"). The amount of the Participation Fee was equal to 1% of the maximum amount of certain construction loans which related to the Development Properties. To the extent construction loan proceeds were not available to pay the Participation Fee at the time the Development Properties were acquired, the amount of the Participation Fee would be paid in the form of a Participating Fee Note (a "PF Note"). The PF Notes were issued to the Company in June, 2002. The PF Notes were unsecured obligations of PSSH which bore interest at 12% per annum.

        In order to qualify as a REIT, the Company must satisfy certain asset tests set forth in the Code on a quarterly basis. The ownership by a REIT of securities of other issuers is limited by these tests. One such limitation provides that a REIT may not own, at the end of any quarter of the REIT's taxable year, securities in any one issuer which represent more than 10% of the total value of the outstanding securities of such issuer (the "10% Value Limitation").3

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The 10% Value Limitation is not applicable to loans which qualify under the "straight debt safe harbor" set forth in Section 856(m) of the Code as enacted by the American Jobs Creation Act of 2004 on October 22, 2004 and effective retroactively for all taxable years after December 31, 2000. "Straight debt" is debt which, among other things, provides that the interest rate (and interest payment dates) are not contingent on profits, the borrower's discretion, or similar factors. For purposes of this rule, certain contingencies relating to the time of payment of interest or principal are ignored if such contingencies do not change the effective yield to maturity of the debt by more than a de minimis amount. Loans made to partnerships, however, that otherwise qualify as straight debt will not so qualify if the REIT or its "controlled" taxable REIT subsidiaries hold any non-straight debt securities of the partnership with an aggregate value greater than 1% of the partnership's outstanding securities (treating the partnership interests of such partnership as securities). The PP Notes provided that Base Interest was not required to be paid until the maturity date of the PP Notes; however, if PSSH had Distributable Cash available, such "Distributable Cash" was to be used to pay the Participation Fee and then Base Interest. In addition, the PP Notes provided for the payment of "Type 1 Additional Interest" (which entitled the Company to 60% of PSSH's additional Distributable Cash, if any) and "Type 2 Additional Interest" (which entitled the Company to 60% of "Capital Transaction Proceeds," if any). Accordingly, because the amount of interest payable on the PP Notes was contingent, the PP Notes would not qualify as straight debt. The Master Agreement provided that interest on a PF Note would be payable at the maturity date of the PF Note; however, the PF Notes provided that interest was payable monthly in arrears "if available." Although the interest rate was fixed under the PF Notes, in light of the "if available" language, the interest payment dates were, arguably, contingent upon the profits of PSSH or "similar factors." Even if such contingency were ignored for purposes of determining whether the PF Notes qualify as straight debt, the PF Notes would not qualify under the straight debt safe harbor because the Company also held the PP Notes, which were not straight debt and which we assume had a value in excess of 1% of the value of the outstanding securities of PSSH.

        Real estate assets are not subject to the 10% Value Limitation. The Code defines the term "real estate assets" to include interests in mortgages on real property. The Internal Revenue Service has ruled that a note secured by a mortgage on real property only constitutes a "real estate asset" to the extent the note is secured by real property. However, the determination of the extent to which a note is secured by real property is not well established for purposes of the REIT asset tests under the Code. If it were determined that a portion of the PP Notes were not secured by real property, such unsecured amounts would not have been real estate assets and would have caused the Company to violate the 10% Value Limitation. Based on the reasoned analysis set forth in Exhibit 1 hereto, which concludes that the PP Notes should be treated as real estate assets for purposes of the REIT asset tests, the PP Notes should not have caused the Company to violate the 10% Value Limitation. However, the law is not clear on this issue.

        The PF Notes were unsecured and, therefore, were not treated as real estate assets for purposes of the REIT asset tests. If the PF Notes were "securities" for purposes of this test, the Company failed the 10% Value Limitation during the years it held the PF Notes. Whether the PF Notes were securities is a determination made under the Investment Company Act of 1940, as amended (the "1940 Act"). Based on the reasoned analysis set forth in Exhibit 2 attached hereto, which concludes that the PF Notes should not be treated as "securities" under the 1940 Act, the PF Notes should not have caused the Company to violate the 10% Value Limitation. However, the law is not clear on this issue and there is no authority directly on point.

        On November 24, 2000, Price Enterprises, Inc. ("PEI"), the Company's predecessor, made a $9 Million loan to Ellman Holdings, Inc. ("Ellman") pursuant to that certain Promissory Note dated as of such date, by Ellman in favor of PEI (the "Initial Note" and, as amended and revised from time to time through December 31, 2002, the "Ellman Note"). The Ellman Note was unsecured and, therefore, was not treated as a real estate asset for purposes of the REIT asset tests. However, the 10% Value Limitation is not applicable to loans which qualify under the "straight debt safe harbor" set forth in Section 856(m) of the Code. Based on the reasoned analysis set forth in Exhibit 3 attached hereto, which concludes that the Ellman Note should have qualified for the "straight debt safe harbor," the Ellman Note should not have caused the Company to violate the 10% Value Limitation. However, the facts and law are not entirely clear on this issue and there is no authority directly on point.

        If the full amount of the PP Notes were not "real estate assets," the PF Notes were "securities" or the Ellman Note did not satisfy the requirements for the "straight debt safe harbor," the Company violated the 10% Value Limitation, and the Company's REIT status would have terminated for the years during which the Company held the PP Notes, the PF Notes or the Ellman Note, as applicable. Furthermore, the Company could be precluded from re-electing REIT status during the four taxable years following the first year of such termination.

        The Grand Tusayan Hotel property (the "Hotel") is owned by a limited liability company (the "Hotel LLC") in which the Company owns, indirectly, a 65% interest. For purposes of the REIT qualification tests, the Company is treated as owning its proportionate share of the Hotel and as earning the income attributable to such portion of the Hotel. The Hotel LLC leased the Hotel to Excel Legacy Holdings ("Holdings"), a taxable REIT subsidiary of the Company, effective September 18, 2001. Pursuant to Section 856(l)(3)(A) of the Code, a taxable REIT subsidiary may not operate or manage a hotel. However, a taxable REIT subsidiary is permitted to lease a hotel (meeting certain requirements) from its parent REIT provided it hires an eligible independent contractor (within the meaning of Section 856(d)(8)(B) of the Code) to operate such hotel. Holdings entered into certain management and supervisory services agreements (collectively, the "Management Agreements") with third-party independent hotel operators (the "Operators"). Pursuant to such Management Agreements, the Operators managed the day-to-day operations of the Hotel, although Hotel LLC and Holdings have, at different times during the terms of such Management Agreements, employed the employees of the Hotel. In addition, for approximately 11-months, one of the Management Agreements provided

Holdings with certain rights with respect to the hiring and firing of the hotel employees. Notwithstanding this provision, the Company represents that it has never (either directly or through its subsidiaries) made any hiring or firing decisions related to the Hotel, or otherwise supervised or controlled the Hotel employees, and that it was not involved in any manner in the operation of the Hotel and fully delegated this responsibility to the Managers. Additionally, under one of the Management Agreements, the payment of the management fee to the Operator, after a three year start-up period, was subordinated to a priority return required to be paid to Excel Legacy Corporation, a qualified REIT subsidiary of the Company, on its investment in Hotel LLC.

        If Holdings were treated as operating or managing the Hotel through its own employees or the employees of Hotel LLC, or through a deemed partnership with the Operator, Holdings would fail to qualify as a taxable REIT subsidiary, in which case the Company would fail the 10% Value Limitation and would be treated as earning income which fails to qualify under the REIT 95% and 75% income tests. This would prevent the Company from qualifying as a REIT.

        As more fully described on Exhibit 4, we believe that the relationship of Holdings and Hotel LLC with the Hotel employees and the Operators under the Management Agreements should not cause Holdings to fail to qualify as a taxable REIT subsidiary or the Company to derive nonqualifying income. However, the law is not clear on this issue and there is no authority directly on point. If Holdings or Hotel LLC were treated as operating or managing the Hotel, Holdings would fail to qualify as a taxable REIT subsidiary and the Company's REIT status would have terminated for the years in which the Hotel was leased to Holdings. Furthermore, the Company could be precluded from re-electing REIT status during the four taxable years following the first year of such termination.

        Based on the facts, assumptions and representations described above, including the facts set forth in the Proxy Statement and the Officer's Certificate, and based on our reasoned analysis of the authority related to the PP Note Issue, the PF Note Issue, the Ellman Note Issue and the Hotel Issue described and incorporated above, it is our opinion that:

          (i)    The PP Notes should be treated as "real estate assets" and, as a result, should not prevent the Company from satisfying the 10% Value Limitation.

          (ii)   The PF Notes should not be treated as "securities," within the meaning of the 1940 Act and, as a result, should not prevent the Company from satisfying the 10% Value Limitation.

          (iii)  The Ellman Note should qualify for the "straight debt safe harbor" and, as a result, should not prevent the Company from satisfying the 10% Value Limitation.

          (iv)  The manner in which the Hotel has been operated should not cause (a) Holdings to be treated as directly or indirectly operating or managing the Hotel within the meaning of Section 856(l)(3)(A) of the Code, (b) the Hotel to fail the requirement that it be operated on behalf of Holdings by an eligible independent contractor within the meaning of Section 856(d)(8)(B) of the Code, (c) Holdings to otherwise fail to qualify as a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code, or (d) the Company to be treated as deriving income which fails to qualify under the REIT income tests set forth in Sections 856(c)(2) and (3) of the Code.

          (v)   Other than with respect to the matters referenced in paragraphs (i), (ii), (iii) and (iv) above, commencing with the Company's short taxable year ending December 31, 1997, the Company was organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code through its taxable year ending December 31, 20034.

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2004, if the opinion is rendered in 2005.

          (vi)  Other than with respect to the matters referenced in paragraphs (i), (ii), (iii), and (iv) above, the Company has been organized and has operated in accordance with the requirements for qualification and taxation as a REIT under the Code during its taxable year beginning January 1, 20045 through the date of the Closing (without regard to REIT distribution requirements); provided that the Company's 20046 taxable year will not close at the time of the Closing, and the Company's qualification as a REIT for 20047 will depend, in part, upon its organization and method of operation post-closing. As a result, in rendering this opinion, with your consent, we have assumed that commencing with the Closing and through the end of the Company's taxable year in which the Closing occurs, the Company will continue to be organized and operate in accordance with the requirements for qualification and taxation as a REIT under the Code.

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2005, if the opinion is rendered in 2005.

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2005, if the opinion is rendered in 2005.

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2005, if the opinion is rendered in 2005.

          (vii) Because a determination on the PP Note Issue, the PF Note Issue, the Ellman Note Issue or the Hotel Issue contrary to the conclusions set forth in either paragraph (i), (ii), (iii) or (iv) above would prevent the Company from qualifying as a REIT for the years at issue, the Company should qualify as a REIT for the taxable years set forth in paragraphs (v) and (vi) above, subject to the limitations and assumptions set forth therein.

        No opinion is expressed as to any matter not discussed herein.

        This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and on our conclusions regarding issues for which there is no precedent directly on point. Also, any variation or difference in the facts from those set forth in the Proxy Statement or Officer's Certificate may affect the conclusions stated herein. This opinion is subject to the assumptions, limitations and qualifications set forth herein. Furthermore, there is no authority directly on point regarding certain issues, and it is our and your understanding that the foregoing conclusions are not intended to be a guaranty as to what a particular court would actually hold, but an analysis as to the decision a court should reach (or will reach with respect to paragraphs (v) and (vi) above) if the issues were properly presented to it and the court followed what we believe to be the applicable legal principles, although these conclusions are not free from doubt. As described in the Proxy Statement, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

        This opinion is rendered only to you in connection with the Merger and pursuant to the requirements of Section 7.2(c) of the Merger Agreement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purposes, without our prior written consent.

                      Very truly yours,

                      [Form of Opinion]

EXHIBIT 1
(PP NOTE ISSUE)

        This exhibit analyzes whether the Participating Promissory Notes ("PP Notes") were "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code. Section 856 of the Code treats mortgages on real property as real estate assets. Treasury Regulations Section 1.856-3(b)(1) also defines "real estate assets" to include mortgages on real property. However, the Code and Regulations do not provide guidelines for determining what constitutes a mortgage on real property. If the full amount of each PP Note were not treated as a mortgage on real property, the excess portion of that PP Note would have been a "security" held by the Company that would have caused the Company to violate the 10% Value Limitation. Such violation would have caused the Company's REIT status to terminate for the years during which the Company held that PP Note. Furthermore, the Company could be precluded from re-electing REIT status during the four taxable years following the first year of such termination.

        This exhibit forms the basis for the conclusions reached with respect to the PP Note Issue in the opinion to which this exhibit is attached. The analysis and conclusions set forth in this exhibit are based on the Officer's Certificate, the facts and information and the documents referenced herein, copies of which have been furnished to us and all of which we assume to be correct, binding and enforceable in accordance with their terms, and changes as of the date hereof, each in all respects. All capitalized terms not defined herein have the meanings ascribed to such terms in the opinion.

I. FACTS

        At the time that the Company's predecessor, Price Enterprises, Inc. ("PEI"), and PSSH entered into the Master Agreement, PEI was in various stages of development on three self storage projects—the San Juan Capistrano project, the Pacific Beach project, and the Walnut Creek project (collectively, the "Development Properties" and each a "Development Property"). Pursuant to the Master Agreement, PSSH was given the option to acquire the Development Properties from PEI. In connection with PEI's merger with Excel Legacy Corporation on September 18, 2001, PEI changed its name to Price Legacy Corporation (i.e. the Company).

        On June 19, 2002, PSSH exercised its option (effective as of June 1, 2002) to acquire each of the Development Properties. The terms of the sale were (as established in the Master Agreement) as follows: (i) PSSH assumed the outstanding balance of the construction loans for each of the Development Properties; (ii) PSSH executed a PP Note8 for the balance of the purchase price (in the aggregate amount of $12,097,822.64 for all of the Development Properties); and (iii) PSSH paid Price Legacy a fee equal to 1% of the amount of the PP Notes by executing a Participating Fee Note (described below) equal to the amount of such fee.

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With respect to the Walnut Creek Development Property, PSSH issued two PP Notes for the balance of the purchase price.

        The PP Notes were secured non-recourse obligations of PSSH. The Company's security interest was a second lien on the Development Properties (in the case of the San Juan Capistrano property, the lien was on the leasehold interest in the real property and the improvements); the construction loan lender held a first priority lien on the Development Properties. Interest payable under the PP Notes included "Base Interest," which accrued at a rate of 12% (compounding annually). PSSH was not required to pay Base Interest currently, although, if PSSH had "Distributable Cash" (i.e., basically net operating income), PSSH was required to pay Base Interest prior to maturity. Other amounts of interest were set forth under the PP Notes, but no such amounts accrued or became payable prior to the repayment and cancellation of such notes. The PP Notes were due and payable on May 1, 2004.

        At the time the PP Notes were issued, the Company believed the value of the real property associated with each Development Property was equal to the sum of the amounts of the construction loan on the Development Property and the PP Note issued with respect to the Development Property. The agreement of PSSH and the Company reflected in the Master Agreement, as well as the letter agreement to exercise the option to purchase the Development Properties, also indicated an agreement among the parties that the value of each Development Property was equal to the amount of the construction loan plus the PP Note secured by the Development Property. The Company represented and the Board of Directors of the Company (the "Board") has confirmed, that each Development Property was comprised solely of real property at the time the PP Notes were issued, and did not include any personal property, in each case as determined for federal income tax purposes. Both the construction loan and the PP Notes provided for the accrual of interest which was to be paid at maturity (or, depending on future events, prior to maturity). As a result, over time, the amount due under these loans increased. At the time of the sale of the Development Properties, and during the term of the PP Notes, the Company believed that the value of the real property at each Development Property would increase more rapidly than interest would accrue on the PP Note and construction loan related to such property. As a result, the Company believed that each of the PP Notes would be adequately secured by real property at all times it would be outstanding. Also, the Company has represented, and the Board has confirmed, that at the end of each calendar quarter during which each PP Note was outstanding, the fair market value of the real property at each Development Property did in fact exceed the aggregate amounts due at such times under the PP Note and construction loan which related to such property.9

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Type 2 Additional Interest was equal to 60% of the "Capital Transaction Proceeds." This was the excess, if any, of the Development Property transaction proceeds or appraised value over the sum of the amount of secured debt (including accrued and unpaid interest), the amount of the participation fee (reflected in the amount of the PF Note) and certain transaction costs with respect to such property. Since each PP Note was prepaid during the first loan year, the Company did not believe any such interest was due, and did not collect any such interest, notwithstanding its belief that each of the Development Properties had appreciated in value.

        The PP Notes were fully repaid at the time the indebtedness secured by the Development Properties was refinanced. Each of the Pacific Beach and Walnut Creek loans were refinanced on or before January 16, 2003. The San Juan Capistrano debt was refinanced on May 6, 2003. At the time each Development Property was refinanced (and certain equity contributions were made to PSSH), the entire amount of the principal balance, together with accrued but unpaid Base Interest on its PP Note, was paid to the Company.

II. LAW

        The 10% Value Limitation is set forth in Section 856(c)(4)(B)(iii)(III) of the Code. However, that section provides that "real estate assets" are not subject to such limitation. As set forth above, the term real estate assets include mortgages on real property, but neither the Code nor the Regulations specify the requirements for a loan to be treated as a mortgage on real property. The Internal Revenue Service (the "IRS"), however, has issued some guidance addressing this question. In Revenue Ruling 71-220, the taxpayer lent money to purchasers of mobile homes. The IRS held in that ruling that, to the extent that notes of the borrowers were secured by real property, they would be considered as obligations secured by mortgages on real property or an interest in real property within the meaning of Section 856 of the Code. Referencing Revenue Ruling 71-220, the IRS also held in Private Letter Ruling 8223054 that if the fair market value of the real estate securing a note equals or exceeds the principal amount of the note at the close of the first quarter after the note was issued, the entire value of the note would be a real estate asset for purposes of Section 856(c)(5)(A).10 The IRS went on to hold that, in subsequent quarters, the note would continue to be a real estate asset to the extent that it was secured by real property at the close of each quarter.11

10
While Private Letter Rulings are binding on the IRS only with respect to the particular taxpayer who requested the ruling, such rulings indicate the manner in which the IRS has approached a given topic and are generally understood to be a good indication of the IRS's position and rationale with respect to an issue
11
It should be noted that the Code does not necessarily require that a note be retested at the end of each quarter, however, it is unclear whether the accrual of Base Interest on the PP Notes resulted in the acquisition of a security or other property. For purposes of this discussion, it is assumed that the accrual of Base Interest caused it to be necessary to test the PP Notes at the end of each quarter during which they were outstanding.

        In Revenue Procedure 2003-65, the IRS established a safe harbor for determining when a loan secured by an interest in a partnership or by the sole membership interest in a disregarded entity would be treated as a real estate asset for purposes of Section 856(c)(5)(B). The Revenue Procedure indicates that a loan will be treated as a real estate asset if, among other things, the "loan value" of the real property owned by the partnership or disregarded entity equals or exceeds the amount of the loan as determined under Treasury Regulation Section 1.856-5(c)(2). In this case, the value of real property is reduced by the amount of any liens encumbering the real property and by any other liabilities of the partnership or disregarded entity. A similar conclusion was reached in Private Letter Ruling 200225033.

        Treasury Regulations Section 1.856-5(c) (the "Income Apportionment Regulations") prescribes a methodology for apportioning interest income for purposes of the REIT 75% income requirement where a mortgage covers both real and personal property, or is not fully secured by real property. Under the Income Apportionment Regulations, the amount of interest income apportioned to real property is an amount equal to the interest income multiplied by a fraction, the numerator of which is the "loan value" of the real property, and the denominator of which the "amount of the loan." For purposes of this rule, the "loan value" of the real property is the fair market value of the property, determined as of the date on which the commitment by the REIT to make the loan becomes binding on the REIT.12 Also, the "amount of the loan" means the "highest principal amount" of the loan outstanding during the taxable year. There is no authority explaining the meaning of the term "highest principal amount." The IRS has ruled in Private Letter Ruling 199923006 that the methodology prescribed in the Income Apportionment Regulations is "a reasonable means" of determining the value of a mortgage and "may" be applied for purposes of the 75% asset test under Section 856(c)(4) of the Code. In the ruling, the IRS also stated that, for purposes of determining whether a second mortgage is secured by real property, the loan value of the real property must be reduced by the amount of all senior encumbrances on the real property.

12
More favorable rules apply with respect to construction loans.

III. ANALYSIS

        Under the rule prescribed in Revenue Ruling 71-220, a mortgage will be treated as a "real estate asset" for purposes of Section 856(c)(5)(B) to the extent it is secured by real property. While referencing Revenue Ruling 71-220, the IRS held in Private Letter Ruling 8223054 that, for purposes of treating a mortgage as a real estate asset under Section 856(c)(5), the determination of whether the value of the real property securing a loan exceeds the amount of such loan is to be made at the close of the first quarter after such loan is issued and, if applicable, each quarter thereafter. As each PP Note was secured by a second priority security interest, when determining whether such Note was adequately secured by real estate, the fair market value of real property at the Development Property securing the PP Note must be reduced by the amount due under the construction loan which was secured by a first priority security interest.

        Under the method outlined in Private Letter Ruling 8223054, and under a typical economic interpretation as to whether a loan is adequately secured by real property, each PP Note should have been a real estate asset within the meaning of Section 856(c)(5)(B) of the Code at the time it was issued, and should have continued to be a real estate asset through the time the PP Note was repaid. The Company represented, and the Board has confirmed, that at the end of each calendar quarter during the period which each PP Note was outstanding, the value of the real property comprising each Development Property, net of the amount due under the construction loan secured by such Development Property, was equal to, or exceeded, the amount due under the PP Note secured by such Development Property, including any accrued and unpaid interest on such construction loan and PP Note. Furthermore, pursuant to Section 856(c)(5)(A) of the Code, the term "value" generally means fair value as determined in good faith by the trustees (or board of directors) of a REIT. As a result, such conclusions should be determinative.

        Revenue Procedure 2003-65 provides that the valuation method set forth in the Income Apportionment Regulations shall be used for purposes of determining whether a loan is adequately secured by real property. However, this Revenue Procedure relates to the determination of value of real property security where the real property provides only indirect security, and the REIT takes a security interest directly in interests in the partnership or disregarded entity which owns the real property. As the Revenue Procedure provides guidance in a context of loans secured by interests in certain entities, and indirectly by real property held by such entities, it is instructive, although not directly on point, as to the determination of value for purposes of analyzing a mortgage secured directly by real property. In addition, as the Revenue Procedure merely provides a safe harbor, it does not limit a taxpayer's use of other methods. Finally, due to the indirect nature of the security interest addressed in the Revenue Procedure, the use of the Income Apportionment Regulations may have been intended to make the test more restrictive than the test applicable to loans directly secured by real property. The Revenue Procedure, in fact, imposes a number of requirements, which are not applicable to typical real estate mortgages. For example, one of the requirements in the Revenue Procedure is that if part of the entity's real estate is sold, the loan secured by an interest in such entity must become due. This requirement would not have applied to a direct real estate mortgage if it continued to be adequately secured by real property.

        Although the IRS has ruled in Private Letter Ruling 199923006 that the methodology prescribed in the Income Apportionment Regulations is a "reasonable means" which "may" be used by a taxpayer, it does not mandate the use of this method. Furthermore, in the conclusion of that ruling, the IRS stated that an interest in a mortgage on real property is a real estate asset within the meaning of Section 856(c)(5)(B) of the Code to the extent of "the value of the real property that is economically available to secure the mortgage." The ruling continues, thus, where the "value of the property" is less than the loan amount, an allocation must be made to determine the value of the interest in the mortgage, and the Income Apportionment Regulations "may" be used to make this determination.13 As a result, the conclusion in this ruling indicates that the test is based on the economic value of the real property that is security, and permits, but does not mandate, the use of the Income Apportionment Regulations.

13
As stated above, for this purpose, the amount of the loan is the highest "principal" balance of the loan during the year. It is not clear whether the accrued and unpaid interest would be included in the principal balance of the loan. If not, the PP Notes would have been adequately secured by real estate under the Income Apportionment Regulations and without regard to whether the Development Properties appreciated in value during the term of the PP Notes.

IV. CONCLUSION

        Based on the Code, the Treasury Regulations and the IRS rulings addressed above, and the representations from the Company and resolutions from the Board regarding the value of the Development Properties during the period of time which the PP Notes were outstanding, each of the PP Notes should be treated as having been adequately secured by real property at the time it was issued and at the end of each calendar quarter through the time when each PP Note was repaid by PSSH. As a result, such notes should be treated as "real estate assets."

However, the law is not clear on this issue. If any portion of a PP Note failed to qualify as a "real estate asset," the Company would fail the 10% Value Limitation and, therefore, its status has a REIT would have terminated for the years during which it held such note. Furthermore, the Company could be precluded from re-electing REIT status during the four taxable years following the first year of such termination.

EXHIBIT 2
(PF NOTE ISSUE)

        This exhibit analyzes whether the PF Notes should be treated as "securities" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"). If the PF Notes were "securities," Price Legacy Corporation (the "Company") failed to satisfy the 10% Value Limitation during the years it held the PF Notes, and the Company's REIT status would terminate for such years.

        This exhibit forms the basis for the conclusions reached with respect to the Note Issue in the opinion to which this exhibit is attached. The analysis and conclusions set forth in this exhibit are based on the Officer's Certificate, the facts and information and the documents referenced herein, copies of which have been furnished to us and all of which we assume to be correct, binding and enforceable in accordance with their terms, and unchanged as of the date hereof, each in all respects. All capitalized terms not defined herein have the meanings ascribed to such terms in the opinion.

I.    APPLICABLE LAW

        Under Section 2(a)(36) of the 1940 Act, "security" is defined as:

  any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. (emphasis added)

        This definition is almost identical to the definition of "security" found in the Securities Act of 1933, as amended (the "Securities Act"), and is substantially similar to that found in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because of the similarity between the Securities Act and Exchange Act definitions of "security," the Supreme Court has held that, "the coverage of the two Acts may be considered the same." Reves v. Ernst & Young, 494 U.S. 56, 61 n.1, 110 S.Ct. 945, 108 L.Ed.2d 47 (1990). It is therefore settled law that anything that is (or isn't) a security under the Securities Act likewise is (or isn't) a security under the Exchange Act, and that decisions interpreting the definition of "security" under one Act apply with equal force to the other.

        However, no provision of the 1940 Act was at issue in Reves, and neither the Supreme Court, the Ninth Circuit nor any federal court within the Ninth Circuit has in any published opinion extended the reasoning of Reves to the 1940 Act's definition of "security." In fact, among the Circuit courts, only the D.C. Circuit has addressed whether and to what extent the Securities Act and Exchange Act cases regarding what is and is not a "security" apply to the 1940 Act. In Securities and Exchange Commission v. Banner Fund International, 211 F.3d 602, (D.C. Cir. 2000), the D.C. Circuit, relying on the Supreme Court's reasoning in Reves, adopted for purposes of the 1940 Act the Supreme Court's test for determining whether a financial arrangement is an "investment contract" under the Securities Act as set forth in Securities and Exchange Commission v. W.J. Howey Co., 328 U.S. 293, 301 (1946). In Banner the D.C. Circuit stated:

  Inasmuch as the definition of "security" in the 1940 Act, see 15 U.S.C. § 80a-2(a)(36), is in turn virtually identical to the cognate definitions in the [Securities Act and Exchange Act], we hold that the elements of Howey are also applicable to the 1940 Act.

        While an instrument deemed to be a "security" under the Securities Act and Exchange Act will likely be deemed to be a "security" under the 1940 Act, the Securities and Exchange Commission (the "SEC") has for decades insisted that the definition of "security" under the 1940 Act is generally not limited by Securities Act and Exchange Act cases interpreting the definition of security under those Acts. That is, in the SEC's view, even though a particular instrument may not be a security for purposes of the Securities Act and Exchange Act, the context surrounding that financial instrument may nevertheless dictate that it be deemed a security within the meaning of the 1940 Act.

        In Bank of America Canada, SEC No-Action Letter (July 25, 1983), the SEC was asked to adopt for purposes of its enforcement decisions a line of federal cases that Bank of America Canada's counsel argued stood for the broad principle that notes evidencing loans, at least while in the hands of the lending financial institution, were not securities under the 1940 Act. In declining Bank of America Canada's arguments, the SEC noted that, rather than adopting broad exclusions, the case law interpreting various definitions of "security" under the federal securities laws generally advised that "courts will have to consider the complete context of each transaction in making their determination." That is, the context surrounding a financial instrument is key to determining whether it is a security.

        The SEC also argued that the specific language of the 1940 Act precluded the wholesale adoption of the Securities Act and Exchange Act jurisprudence for purposes of determining whether a financial instrument was a security under the 1940 Act. The SEC first looked at the line of cases developing the so-called "commercial/investment dichotomy" test. Broadly, under the commercial/investment dichotomy test, if the nature of a financial instrument is primarily commercial rather than investment, the instrument will typically not be deemed a security under the federal securities laws. But, the SEC argued, this line of reasoning makes little sense when the inquiry arises under the 1940 Act, because the 1940 Act implicitly rejects a distinction between commercial and investment instruments.

        For example, short-term paper is defined under Section 2(a)(38) of the 1940 Act as, "any note, draft, bill of exchange, or... such other classes of securities, of a commercial rather than an investment character, as the Commission may designate by rules and regulations." (emphasis added). Thus, with respect at least to commercial paper, one could not follow the reasoning set forth in the "commercial/investment dichotomy" line of cases without ignoring the patent language of the 1940 Act. That this problem arises with respect to short-term paper is doubly telling, because while short-term paper falls directly within the ambit of the 1940 Act—for example, money-market funds are required to register as investment companies under the 1940 Act even if they only invest in short-term commercial paper—it is specifically excluded from the definition of "security" under Section 3(a)(3) of the Securities Act. Finally, the SEC pointed to specific exceptions in the 1940 Act for companies holding instruments that would not be deemed securities under the Securities Act or Exchange Act, such as small loans or industrial banking (Section 3(c)(4)), or real estate mortgages (Section 3(c)(5)). According to the SEC, if financial instruments such as these were not securities under the 1940 Act, the exceptions related to them would be mere surplusage.

        In sum, although the reasoning set forth in Howey and Banner is persuasive and suggests that a court trying to determine whether the PF Notes are securities under the 1940 Act would, at the very least, be guided by the Securities Act and Exchange Act cases dealing generally with similar questions, a court examining the PF Notes could adopt the SEC's view that the definition of "security" under the 1940 Act should be broader than under the Securities Act and Exchange Act. As a result, to determine whether or not the PF Notes are a security under the 1940 Act, we must analyze the question under both current Securities Act and Exchange Act case law and the SEC's possibly broader definition of "securities" under the 1940 Act.

II.    ANALYSIS UNDER SECURITIES ACT
AND EXCHANGE ACT CASE LAW

        The PF Notes are sufficiently similar as not to require separate analysis. Under the 1940 Act, a "security" is defined in part as "any note." In Reves v. Ernst & Young, 494 U.S. 56, 63 (1990), the Supreme Court stated that "the phrase 'any note' [in the context of the Exchange Act] should not be interpreted to mean literally 'any note,' but must be understood against the backdrop of what Congress was attempting to accomplish in enacting the Securities Laws."

        In Reves, the Supreme Court devised a so-called "family resemblance" test for determining whether a note is a security under the federal securities laws. The test draws its name from the "family" of enumerated "notes" that the court held were not securities, notwithstanding commonly being called "notes." These investments included,

  "the note delivered in consumer financing, the note secured by a mortgage on a home, the short-term note secured by a lien on a small business or some of its assets, the note evidencing a 'character' loan to a bank customer, short-term notes secured by an assignment of accounts receivable, or a note which simply formalizes an open-account debt incurred in the ordinary course of business (particularly if, as in the case of the customer of a broker, it is collateralized"... [and] "notes evidencing loans by commercial banks for current operations." Id.

        Under the Reves test, the central inquiry is whether the financial instrument at issue bears a close enough "family resemblance" to one of these enumerated securities to conclude that it should not be deemed a security under the federal securities laws. A court must begin a Reves inquiry by presuming that every instrument called a "note" is a security. Reves, at 65. Because all of the PF Notes are expressly called "notes," under Reves they fall within the Supreme Court's presumption that they are "securities." However, the Supreme Court in Revesstates that this presumption is rebuttable and may be overcome by showing that an instrument (1) is on the Supreme Court's list of instruments often called "notes" which are not in fact "securities" or (2) strongly resembles certain enumerated non-securities according to the four factors enumerated in Reves.

        One of the instruments included on the Supreme Court's list of instruments often called "notes" which are not in fact "securities" is "a note which simply formalizes an open-account debt incurred in the ordinary course of business." Under the Master Agreement, the Company provided the option to acquire the Development Properties and related financing in exchange for the Participation Fees. As a real estate company, it is in the ordinary course of the Company's business to acquire, develop and dispose of various properties from time to time. Accordingly, the Participation Fees are essentially open-account debt incurred in exchange for an option given by the Company to PSSH in the ordinary course of the Company's business. Furthermore, the PF Notes were a means of simply formalizing the Participation Fee debt that had been incurred as of the date of the PF Notes, and thus should fall within the instrument the Supreme Court refers to as "a note which simply formalizes an open-account debt incurred in the ordinary course of business."

        In addition, assuming the PF Notes are not a formalization of an open-account debt incurred in the ordinary course of business, the PF Notes strongly resemble the enumerated non-securities according to the Reves factors.

        The first factor examines the motivations of the parties to the transaction. If the issuer's "purpose is to raise money for the general use of a business enterprise or to finance substantial investments and the buyer is interested primarily in the profit the note is expected to generate, the instrument is likely to be a 'security.' If the note is exchanged to facilitate the purchase and sale of a minor asset or consumer good, to correct for the seller's cash flow difficulties, or to advance some other commercial or consumer purpose, on the other hand, the note is less sensibly described as a 'security."' Id. at 66. Under the Master Agreement, the Company agreed to participate in the Development Properties, and provide financing through participating promissory notes (the "PP Notes"), in exchange for the Participation Fees. If sufficient funds were not available for PSSH to the pay the Participation Fees, the Company agreed to receive PF Notes in lieu thereof. The purpose of the PF Notes was not to raise money for PSSH's general use or to finance substantial investments, purposes for which PSSH otherwise received funds through the PP Notes and other substantial financing.

        In addition, while the PF Notes are "notes" in form or name, for a variety of reasons it is unlikely that the Company agreed to participate in the Development Properties, and provide financing through the PP Notes, in exchange for the PF Notes as a means of earning a profit on the PF Notes. First, the Company would only receive the PF Notes if PSSH was unable to pay immediately the Participation Fees. Second, although the principal on the PF Notes was due on maturity, the Master Agreement provides that the principal must be repaid earlier with any net operating income from the relevant Development Property. Finally, the maturity date of the PP Notes, and consequently the PF Notes, was May 1, 2004 (although, as noted above, the PF Notes were earlier repaid in January 2003). It appears, then, that rather than being, in the case of PSSH, a means of raising money for general use or to finance substantial investments or, in the case of the Company, an investment carrying the expectation of earning a profit, the PF Notes were a temporary loan for the purpose of correcting for PSSH's cash flow difficulties and inability to pay the Participation Fees when due.

        The second factor requires an examination of the "'plan of distribution' of the instrument... to determine whether it is an instrument in which there is 'common trading for speculation or investment."' Id. It does not appear that the PF Notes were intended for "common trading for speculation or investment." Reves, 494 U.S. at 66. The PF Notes were issued to the Company as a result of PSSH's inability to pay the Participation Fees when due. The PF Notes reference the Master Agreement and incorporate the terms of the Master Agreement. Because they were not offered and sold to anyone other than the Company, they were entered into in the ordinary course of the Company's business and because of their relation to the Master Agreement, the PF Notes do not appear to have been intended for "common trading for speculation or investment."

        With respect to the third factor, "the Court will consider instruments to be 'securities' on the basis of public expectations, even where an economic analysis of the circumstances of the particular transaction might suggest that the instruments are not 'securities' as used in that transaction." Id. The PF Notes were issued to the Company as a result of PSSH's inability to pay the Participation Fees when due, not out of any intention on the part of either party to create a security for investment purposes. In addition, the PF Notes explicitly reference the Master Agreement and incorporate the terms of the Master Agreement. As a result of such reference and incorporation, anyone who reads the PF Notes is on notice that the PF Notes are part of a larger transaction. Upon review of such transaction, any such person would or should know that the PF Notes were indeed merely a temporary loan for the purpose of correcting for PSSH's cash flow difficulties rather than a security promising profits to an investor.

        The fourth and final factor focuses on risk mitigation. In short, if some factor such as the existence of another regulatory scheme or the collateralization of the instrument significantly reduces the risk of the instrument, the protections of the federal securities laws may be unnecessary and the instrument is, therefore, less likely to be deemed a security. Id. at 67. It does not appear that the fourth Reves factor applies.

        In addition to strongly resembling one of the instruments on the Supreme Court's list of instruments often called "notes" which are not in fact "securities," the motives for PSSH to issue and for the Company to accept the PF Notes appear to be unlike those motivating issuers of and investors in securities. PSSH issued the PF Notes because of its cash flow difficulties and inability to pay the Participation Fees when due. The Company accepted the PF Notes as a means of inducing the parties to participate in the Development Properties and provide financing through the PP Notes. Because

14

they were not offered and sold to anyone other than the Company, they were entered into in the ordinary course of the Company's business and because of their relation to the Master Agreement, the PF Notes do not appear to have been intended for "common trading for speculation or investment." Finally, the Company and the public in general should not have an expectation that the PF Notes are securities given the explicit references in the PF Notes to the Master Agreement and the Development Properties in connection with which the PF Notes were issued. As the first three factors of the Reves test indicate that the PF Notes resemble or have the characteristics of enumerated non-securities, we believe the PF Notes should not be treated as "notes," and hence should not be treated as "securities," within the meaning of the Securities Act and Exchange Act.

III.    ANALYSIS UNDER THE SEC'S INTERPRETATION OF THE 1940 ACT

        The SEC and its staff have construed the 1940 Act's definition of "security" expansively in varying contexts and numerous no-action letters, but have rarely expressed in detail the reasoning underlying these interpretations.14 Nevertheless, it is possible to piece together from the SEC's sparse pronouncements and no-action letters three interpretive principles that the SEC implicitly or explicitly relies on when construing Section 2(a)(36) of the 1940 Act. Applying these principles to the PF Notes, one can conclude that a court adopting the SEC's more expansive definition of Section 2(a)(36) should nevertheless hold that the PF Notes are not "securities" under the 1940 Act.

        The first of the SEC's interpretive principles, as alluded to above, is that the definition of the term "security" under Section 2(a)(36) of the 1940 Act should be literally construed "unless the context otherwise requires." This principle derives directly from the Bank of America Canada no-action letter, specifically the SEC's discussion therein of the Supreme Court's decision in Marine Bank v. Weaver, 455 U.S. 551, 71 L. Ed. 2d 409, 102 S. Ct. 1220 (1982). According to the SEC, in Marine Bank "the Supreme Court held that the certificate of deposit involved in that case was not a security... even though the literal language of the definition of [the Securities Act and the Exchange Act] seemed to apply, because 'the context otherwise require[d]."' Significantly, the SEC went on to note that "[t]his conclusion accorded with the position the Commission took in its brief."

For example, in Davidson & Assocs., P.C., SEC No-Action Letter (pub. avail. May 7, 1992), the SEC staff concluded that a forward currency contract may be a security under the 1940 Act; in International Venture Fin., Ltd., SEC No-Action Letter, [1983-1984 Transfer Binder] Fed. Sec. L. Rep. (CCH) ¶ 77,527 (June 2, 1983), the SEC staff concluded that certificates of deposit were securities under the 1940 Act; and, in Cohn Fin. Assocs., Inc., SEC No-Action Letter (pub. avail. May 31, 1979), the SEC staff concluded that bankers' acceptances and letters of credit were securities under the 1940 Act.

        The SEC's second interpretive principle is that the definition of "security" under the 1940 Act is informed by, but is not necessarily limited by, Securities Act and Exchange Act cases interpreting the definition of security. Notwithstanding its contention that the 1940 Act requires a broader definition of "security" than the Securities Act and Exchange Act, the SEC hardly disregards cases under other federal securities laws in its analyses of financial instruments under Section 2(a)(36) of the 1940 Act. In fact, these cases are clearly central to the SEC's analysis. The SEC has, for example, explicitly relied on Securities Act and Exchange Act analyses to conclude that financial instruments are securities under the 1940 Act.15

15
For example, in Kemper Financial Services, Inc., SEC No-Action Letter (pub. avail. Oct. 30, 1985), a pre- Reves letter, the SEC applied the Howey test to conclude that certain participations in promissory notes were securities under the 1940 Act, stating "[t]he Participations are securities for purposes of the 1940 Act because they meet the test for an investment contract."

        More often, however, the SEC's reliance on, or at least acceptance of, Securities Act and Exchange Act jurisprudence process is implied, especially where that analysis suggests that a financial instrument may not be a security. For example, in a long line of no-action letters all generally related to reorganizations of mutual insurance companies where policy holders' mutual insurance contracts were split into membership interests in a holding company parent and insurance policies issued by an insurance company subsidiary, the SEC has arguably relied upon Securities Act and Exchange Act cases to conclude that such membership interests were not securities under the 1940 Act.16 In each of these no-action letters, Securities Act and Exchange Act issues were also in play and were also the subject of no-action requests. Additionally, in each of these no-action letters, counsel for the subject insurance company relied on its analysis of Securities Act and Exchange Act case law—and nothing else—to conclude that the membership interests should not be deemed securities under the 1940 Act, despite the SEC's clear dismissal in Bank of America Canada of precisely this kind of reasoning. Granted, in agreeing to refrain from taking enforcement action against these insurance companies if they did not register as investment companies under the 1940 Act, the SEC explicitly noted that its decisions did not rest on an acceptance of counsels' arguments regarding the 1940 Act. Nevertheless, the SEC's silence as to any alternative basis for its no-action declaration implies that analysis of an instrument under the Securities Act and Exchange Act is generally persuasive when analyzing that same instrument under Section 2(a)(36) of the 1940 Act and may, in specific circumstances, prove conclusive.

16
See, e.g., Maine Mutual Fire Insurance Company, SEC No-Action Letter (pub. avail. November 15, 2001), National Travelers Life Co. SEC No-Action Letter (pub. avail. December 29, 1999) and Woodman Accident and Life Company, SEC No-Action Letter (pub. avail. December 28, 1999).

        The notion that the "context" of a financial instrument can dictate that it should not be deemed a security even if a literal reading of the federal securities laws might demand otherwise necessarily raises the question of when and what types of "context" compel such a departure from the literal language of these acts. In this regard, each of the Securities Act and Exchange Act cases interpreting the definition of security is, abstractly, a tool to help answer this very question. That is, by analyzing a financial instrument in light of Securities Act and Exchange Act case law, we can determine whether the "context" surrounding that financial instrument suggests that it should be deemed not to be a security.

        Context also ties each of the SEC's first two interpretive principles to its third, which is that any inquiry into the context surrounding a financial instrument must also consider the "context" of the 1940 Act itself, "because the relevant "context' of the 1940 Act is the regulation of the management of a portfolio of securities rather than the issuance or trading of such securities." As the SEC stated in Merrill Lynch, Pierce, Fenner & Smith, SEC No-Action Letter, [1982-1983 Transfer Binder] Fed. Sec. L. Rep. (CCH) ¶ 77,310, at 78,150 (Oct. 29, 1982):

  "While the language in the [1940 Act's] definition of the term "security' is identical to that in the Securities Act, the regulatory context under the [1940 Act] differs fundamentally from that under the Securities Act and the Securities Exchange Act . . . . [therefore], the SEC believes that the relevant context requires that the term 'security' take on a 'different coloration' under the Investment Company Act."

        In the SEC's view, the management of portfolios of securities raises regulatory issues distinct from those addressed in the Securities Act and Exchange Act:

  "Basically, the problems [that Congress sought to redress by passing the 1940 Act] flow from the very nature of the assets of investment companies. The assets of such companies invariably consist of cash and securities, assets which are completely liquid, mobile, and readily negotiable. Because of these characteristics, control of such funds offers manifold opportunities for exploitation by the unscrupulous managements of some companies. These assets can and have been easily misappropriated and diverted by such types of managements, and have been employed to foster their personal interests rather than the interests of public security holders. It is obvious that in the absence of regulatory legislation, individuals who lack integrity will continue to be attracted by the opportunities for personal profit available in the control of the liquid assets of investment companies and that deficiencies which have occurred in the past will continue to occur in the future."

        Therefore, applying the Securities Act and Exchange Act case law to the definition of security under the 1940 Act without further reflection or exception could result in interpretations that potentially frustrate Congress' intent in passing the 1940 Act.

        Taken together, the SEC's interpretive principles imply a three-step analysis to determine whether a financial instrument is a security under the 1940 Act. First, we analyze the financial instrument by looking to the literal language of Section 2(a)(36) of the 1940 Act. Then we apply existing Securities Act and Exchange Act case law to determine whether the "context" surrounding the instrument potentially requires a departure from a literal reading of Section 2(a)(36) of the 1940 Act. Finally, we examine the financial instrument, and our conclusions under Securities Act and Exchange Act case law, to see whether the financial instrument at issue—even if it would not be deemed a security under other securities laws—is of a kind that could raise concerns that the 1940 Act was meant to address, in which case it would be deemed a security notwithstanding the analysis under Securities Act and Exchange Act case law.

        Applying this three-step analysis to the PF Notes, one can reasonably conclude that a court following the SEC's view of Section 2(a)(36) of the 1940 Act should conclude that the PF Notes are not "securities" for purposes of the 1940 Act. First, as we noted above, because all of the PF Notes are expressly called "notes," they would fall within the literal definition of "security" pursuant to Section 2(a)(36). The result is a presumption that the PF Notes are therefore securities. This presumption can be rebutted if "the context otherwise requires," and we begin our analysis of the context surrounding the PF Notes by applying the applicable Securities Act and Exchange Act cases to conclude, as we did above, that the PF Notes should not be deemed to be securities under Reves. Lastly, we consider the additional "context" of Congress's purpose in passing the 1940 Act to determine whether anything about the PF Notes would "require that the term 'security' take on a 'different coloration."' It is difficult to see how the PF Notes raise any of the concerns Congress intended to address with the 1940 Act:

  •
  The PF Notes generally are illiquid and not negotiable.

  •
  Even if they were securities, the PF Notes are not financial instruments of a type likely to be amassed.

  •
  Finally, there are no public "holders" of the PF Notes, let alone holders in need of the protections offered by the 1940 Act.

        For all of these reasons, it is difficult to see how following the Securities Act and Exchange Act jurisprudence to conclude that the PF Notes are not securities under the 1940 Act would frustrate Congress' purposes in passing the 1940 Act, or why a departure from that jurisprudence would be required or justified.

IV.    CONCLUSION

        Based on the foregoing facts and discussion, and on a reasoned analysis of analogous case law and SEC no-action letters (although there is no precedent directly on point) and subject to the assumptions, limitations and qualifications set forth herein, we believe the PF Notes should not be treated as "notes," and hence should not be treated as "securities," within the meaning of the 1940 Act.

EXHIBIT 3
(ELLMAN NOTE ISSUE)

        This exhibit analyzes whether the Ellman Note qualified under the "straight debt safe harbor." This may have been required in order to avoid a violation of the 10% Value Limitation as the Company has been unable to determine whether the Ellman Note represented more than 10% of the total value of the outstanding securities of Ellman. The 10% Value Limitation applied to tax years beginning on or after January 1, 2001. In addition, the Company transferred its interest in the Ellman Note to its taxable REIT subsidiary, Excel Legacy Holdings, Inc. ("Holdings"), on March 31, 2003. As a result, whether the Ellman Note satisfied the "straight debt" safe harbor is relevant at each calendar quarter end for the period beginning January 1, 2001 and ending December 31, 2002. If the Ellman Note represented more than 10% of the total value of the outstanding securities of Ellman and if the Ellman Note did not qualify under the straight debt safe harbor, the Company failed to satisfy the 10% Value Limitation for each quarterly asset test during 2001 and 2002, and the Company's REIT status would have been terminated.

        This exhibit forms the basis for the conclusions reached with respect to the Ellman Note Issue in the opinion to which this exhibit is attached. The analysis and conclusions set forth in this exhibit are based on the Officer's Certificate, the facts and information and the documents referenced herein, copies of which have been furnished to us and all of which we assume to be correct, binding and enforceable in accordance with their terms, and changes as of the date hereof, each in all respects. All capitalized terms not defined herein have the meanings ascribed to such terms in the opinion.

I.    FACTS

        We understand that, based upon factual representations from the Company and without further investigation on our part, the pertinent facts are as follows:

        PEI, the Company's predecessor, and Ellman entered into a promissory note on November 24, 2000 (the "Initial Note"). The entire principal balance (i.e., $9,000,000.00) of the Initial Note was advanced to Ellman at that time. Ellman (and its affiliates) applied the proceeds of the Initial Note toward its purchase of the Phoenix Coyotes hockey team. The obligations of Ellman under the Initial Note were guaranteed by several affiliates of Ellman, which guarantors indirectly owned certain shopping centers (the "Shopping Centers"). The obligations of the guarantors were secured by collateral assignments of such guarantors' ownership interests in the entities which owned the Shopping Centers. All of such guarantees and collateral assignments were released during the 2001 calendar year (the "Collateral Releases"). Other than releasing the collateral, the Collateral Releases did not change the payments required under the Ellman Note.

        The Initial Note had a maturity date of the later of 12 months from the date of the first advance and December 1, 2001. Because the first advance occurred prior to December 1, 2000, the maturity date for the Initial Note was December 1, 2001. Ellman had the right under the Initial Note to extend the maturity date by one year (the "Extension Right") upon satisfaction of certain conditions set forth in the loan document, including the payment of an extension fee equal to 1% of the unpaid principal amount then outstanding (the "Extension Fee"). The interest rate applicable to the Initial Note was 15% per annum, simple interest. Under the terms of the Initial Note, monthly payments of interest commenced April 1, 2001 and were to continue monthly thereafter through maturity. The Initial Note also provided that upon the occurrence of certain events (for example, the sale of a shopping center owned by a guarantor of the Initial Note or the sale of the Phoenix Coyotes hockey team by Ellman), the net proceeds of such sale or disposition would be applied to the balance due under the Initial Note (the "Accelerated Payments").

        The Initial Note included a non-recourse provision which provided, in part, that the obligations of Ellman under the Initial Note and the obligations of the various guarantors under the guarantees and collateral assignments were enforceable (except in extraordinary circumstances, such as fraud or intentional misrepresentation) against Ellman and the guarantors only to the extent of their respective interests in the collateral encumbered by the collateral assignments.

        Excel Legacy Corporation ("Legacy") (which became a wholly-owned subsidiary of the Company in the merger transaction consummated on September 18, 2001) engaged in certain other transactions, separate and apart from the Ellman Loan, with affiliates of Ellman, including making certain loans and an equity investment. On February 13, 2001, Legacy and the Ellman Companies "together with their respective affiliates" (including Ellman) executed a letter agreement (the "February 2001 Distribution Schedule") whereby the parties agreed to a schedule setting forth the priority of distributions from funds derived from the sale of the Los Arcos property and the recoupment through unit sales of capital loaned or invested by the parties to acquire the Phoenix Coyotes hockey team. Among other things, the February 2001 Distribution Schedule provides that its "provisions do not alter the Participating Loan Agreement as to the allocation of profits between Legacy and Ellman or the priority return on Legacy's capital, it being intended that payment of interest and payments of profits shall be subordinated to the return of Legacy's and Ellman's capital." Although not defined in the letter, we believe that the Participating Loan Agreement referred to in such sentence is a loan agreement relating to the Los Arcos development, and not the Initial Note.

        On May 17, 2001, the Ellman Companies, Legacy and PEI entered into a revision to the February 2001 Distribution Schedule (the "May 2001 Distribution Schedule") which specifically contemplates paydowns on the Intial Note by Ellman to the extent proceeds are realized from the sale or refinancing of the Los Arcos property or the recoupment through unit sales of capital loaned or invested by the parties to acquire the Phoenix Coyotes hockey team.

        On May 18, 2001, the Initial Note was amended ("Amendment No. 1") to, among other things, provide for an interest payment deferral from June 1, 2001 through December 1, 2001 upon the sale of certain properties by affiliates of Ellman to PEI. These sales occurred, resulting in this interest deferral. Other than this six month interest deferral, and the initial five month deferral from the date the note was issued through April 1, 2001 (collectively, the "Deferrals"), the Ellman Note required the payment of interest each month during the term of the loan and the payment of all remaining amounts due at maturity. Amendment No. 1 includes an integration clause stating that "[i]n all respects not inconsistent with the foregoing, the [Initial] Note, as modified, amended and supplemented by this [Amendment No. 1], is hereby ratified, approved and confirmed as originally signed and written." This amendment also refers directly to the Collateral Releases.

        On May 18, 2001, PEI entered into Earn-Out Agreements with each of Groves Center Development Limited Partnership and Mesa Pavillions Limited Partnership in connection with Price Enterprises' purchase of certain Shopping Centers from these entities (the "Earn-Out Agreements"). Pursuant to these agreements, PEI agreed to pay to Groves Center Development Limited Partnership and Mesa Pavillions Limited Partnership certain amounts for such entities' assistance in the leasing out of unoccupied space in such Shopping Centers. In a letter dated May 18, 2001, Groves Center Development Limited Partnership and Mesa Pavillions Limited Partnership agreed, among other things, that any amounts earned by either of them under the Earn-Out Agreements would be applied to outstanding balance (principal and accrued interest) of the Ellman Note.

        On September 18, 2001, Legacy merged with a wholly owned subsidiary of PEI, and PEI, which continued to hold the Ellman Note, changed its name to "Price Legacy Corporation."

        On September 27, 2001, the prior distribution schedules were again updated and supplemented by the parties (the "September 2001 Distribution Schedule"). Payments on the Ellman Note are specifically contemplated in the September 2001 Distribution Schedule to the extent proceeds are realized from the sale or refinancing of the Los Arcos property or the recoupment through unit sales of capital loaned or invested by the parties to acquire the Phoenix Coyotes hockey team. Further, Section 11 of the

September 2001 Distribution Schedule provides that "[t]his Distribution Schedule is intended to supersede the repayment provisions of the Los Arcos Loan Agreement, Promissory Note and Deed of Trust, which are hereby amended accordingly." This Section does not reference the Ellman Note. Finally, Section 12 of the September 2001 Distribution Schedule provides that: "[s]ubject to the foregoing priorities, the Parties do hereby agree that upon the return of all Capital, loaned or invested by the Parties for the benefit and use by LAD, LAS and AHM that thereafter all accrued interest or preferred return, as set forth in any Note, Loan Agreement or other Agreement between the parties shall next be paid.17 After payment and return of all Capital, accrued interest and preferred returns, then there shall be an allocation between the Parties of profits, if any."

17
We note that the terms "Note," "Loan Agreement," and "Agreement" were not defined in the September 2001 Distribution Schedule.

        On November 26, 2001, the distribution schedule was further updated (the "November 2001 Distribution Schedule," and collectively with the prior distribution schedules, the "Distribution Schedule") to amend the initial waterfall level only and to include an acknowledgement that Ellman, in accordance with the Distribution Schedule, paid "$475,320.28 toward its $9MM note obligation to Price Legacy Corporation, effective Nov. 26, 2001."

        On November 30, 2001, the Company received a letter (the "November 2001 Letter") from the Ellman Companies requesting, among other things, that the Company extend the maturity date of the Ellman Note and that "[the Company] agree to continue accruing interest on [the Ellman] Note until the new maturity date of December 31, 2002." The reference to continuing to accrue interest presumably means beyond the expiration of the second Deferral. In a letter dated December 4, 2001 (the "December 2001 letter"), the Company agreed to (a) apply the $475,320.28 referred to above toward the payment of interest on the Ellman Note and toward the payments required under the Ellman Note to extend the maturity date of the Ellman Note and (b) extend the maturity date of the Ellman Note to December 31, 2002. This letter refers to the November 30, 2001 letter from Ellman and states: "[i]n your letter of November 30, you also requested that consideration be given to allow the payments of interest to be deferred and for interest to be accrued. No decision has been made relative to that request, therefore, you should be prepared to make the required payments of accrued interest beginning January 1, 2002 through the maturity date." We have not been provided further correspondence directly relating to this issue (i.e., whether there was any subsequent agreement by the parties relating to further interest accrual), but the Company did not at any time (in the Revisions or otherwise) agree to relieve Ellman of its obligation to pay interest currently (subject to the Deferrals), under the terms of the Initial Note, as amended by Amendment No. 1, and that Ellman's failure to pay such interest was a default under the terms of the Ellman Note.

        On December 31, 2002, although the Ellman Note remained outstanding, the loan evidenced by the Ellman Note became due by its terms. On March 9, 2003, Steven Ellman (on behalf of his affiliates, including Ellman), the Company and Holdings executed a letter agreement (the "March 2003 letter"), wherein Steven Ellman acknowledged and agreed, among other things, that as of December 31, 2002: "the aggregate outstanding principal balance of the [Ellman Loan] was $5,436,449.45, the aggregate outstanding accrued interest on such loan was $631,987.24 and such indebtedness remains owed to [the Company]..." On March 31, 2003, the Ellman Note was assigned from the Company to Holdings.

        As contemplated by the terms of the March 2003 Letter, the Ellman Note was amended and restated in January 2004 to, among other things, reduce the interest rate, extend the maturity date of the Ellman Note through December 31, 2004 and provide for the accrual of interest (without payment) through the maturity date ("Amendment No. 2"). In addition, the Ellman Note was further amended, with additional changes to the Distribution Schedule, pursuant to the Omnibus Amendment to Promissory Notes and Related Documents, dated April 30, 2004 ("Amendment No. 3"). However, the

Ellman Loan was owned by Holdings, a taxable REIT subsidiary, at the time of Amendment No. 2 and Amendment No. 3. Accordingly, Amendment No. 2, Amendment No. 3 and subsequent events are not relevant to the determination of whether the Ellman Note satisfied the straight debt safe harbor during the period at issue.18

18
In August 2004, as part of a global settlement with Ellman (and its affiliates), the Company and Holdings received a lump sum payment from Ellman (and its affiliates) and the Ellman Note was cancelled.

        The Initial Note, along with the Distribution Schedule, the December 2001 Letter, the Collateral Releases and the Earn-Out Agreements (collectively, the "Revisions"), and Amendment No. 1, Amendment No. 2, Amendment No. 3 and the March 2003 Letter, set forth the entire agreement between the parties with respect to the terms of and the repayment of the $9,000,000 it loaned to Ellman. In addition, the Collateral Releases (which have not been provided to us) did not change the payment obligations set forth in the Ellman Note.

        The Ellman Note was not convertible into Ellman stock. Neither the Company, nor any of its subsidiaries, including its taxable REIT subsidiaries, owned any securities of Ellman, or any of the guarantors of the Ellman Note, other than the Ellman Note.

II.    LAW

        As described above, the Ellman Note Issue is whether the Ellman Note qualified under the "straight debt safe harbor" provided in Section 856(m) of the Code during 2001 and 2002 and, therefore, was not subject to the 10% asset test during such period of time.19

19
While the Code provides for certain other exemptions from the 10% Value Limitation, we do not believe such exemptions are applicable to the Ellman Note.

        To qualify under this safe harbor, a loan must qualify as "straight debt," subject to certain adjustments. "Straight debt" is a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the interest rate (and interest payment dates) are not contingent on profits, the borrower's discretion or similar factors, and (ii) the loan is not convertible into stock. Code Section 1361(c)(5). However, a loan will not fail to satisfy the "straight debt safe-harbor" solely by reason of the fact that the time of payment of such interest or principal is subject to a contingency, but only if any such contingency does not have the effect of changing the effective yield to maturity of the loan, as determined under Section 1272 of the Code, by more than a de minimis amount. The de minimis amount is the greater of 1/4 of 1 percent or 5 percent of the annual yield to maturity of the note. Code Section 856(m)(2)(ii). In addition, if the issuer of the debt instrument is a corporation or partnership, debt issued by such entity will not qualify under the safe harbor if the REIT holding such debt instrument, and its taxable REIT subsidiaries, also hold more than a de minimis amount of securities of the issuer other than securities not taken into account for purposes of the 10% Value Limitation (including straight debt securities). Code Section 856(m)(2)(C).

        Treasury Regulations Section 1.1272-1(b)(i) prescribes the method for determining the yield to maturity for debt instruments which are not subject to a contingency. For debt instruments not subject to contingencies, the yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made under such a debt instrument, produces an amount equal to the issue price of the debt instrument. Where the debt instrument is issued for money, the issue price is the amount paid for the instrument.

        The methods for determining the yield to maturity of a loan subject to one or more contingencies is prescribed in Treasury Regulations Section 1.1272-1(c). The method for determining the yield to maturity on a loan subject to a contingency varies depending on the nature of the contingency. Where the contingency is an option in favor of the issuer of the debt instrument which is exercisable on one or more dates during the term of the debt instrument and that, if exercised, would require payments to be made on the debt instrument under an alternative payment schedule or schedules, the yield to maturity is determined by deeming an option held by the issuer of a debt instrument as being exercised in a manner which would minimize the yield on the debt instrument. However, if such a contingency actually occurs or does not occur, contrary to the assumption made when originally calculating the yield to maturity, the debt instrument is treated as retired and reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on such date. A debt instrument's adjusted issue price is generally the issue price of the debt instrument increased by the amount of original issue discount previously includable in the gross income of the holder and decreased by the amount of any payments previously made on the debt instrument other than payments of qualified stated interest. Treas. Reg. Section 1.1275-1(b).

        A debt instrument is also deemed satisfied and reissued for income tax purposes under Treasury Regulations Section 1.1001-3 if the terms of the debt instrument are modified in a manner which results in a "significant modification." That Regulation provides that a "significant modification" includes, for example, (i) a modification to the terms of a debt instrument which results in a material deferral of scheduled payments under such debt instrument and (ii) a modification which releases, substitutes, adds or otherwise alters the collateral for, a guarantee on, or other form of credit enhancement for a nonrecourse debt instrument. Treas. Reg. Sections 1.1001-3(e)(3) and (e)(4)(iv)(B).

III.    ANALYSIS

        As set forth above, the general issue is whether the Ellman Note, as revised by the Revisions, satisfied the straight debt safe harbor during the 2001 and 2002 taxable years. The Ellman Note should have satisfied the requirements for the straight debt safe harbor, as described below:

        1.     Unconditional Promise to Pay—As required, the Initial Note, as revised by Amendment No. 1, was in writing, set forth an unconditional promise to pay specified amounts in money and had a specified maturity date (collectively, the "Unconditional Payment Requirement"), subject to the Extension Right. The analysis below addresses whether the Extension Right or the Revisions prevented the Company from satisfying the Unconditional Payment Requirement.

        2.     Rate and Payment Contingencies—At all times through the end of 2002, the Ellman Note provided for a fixed interest rate at 15% (simple interest). Therefore, the rate of interest under the Ellman Note was not contingent on profits, Ellman's discretion or similar factors. Other than the Deferrals, the Accelerated Payments, the payments set forth in the Distribution Schedules (the "Distribution Schedule Payments"), the Earn-Out Agreement and the Extension Right (collectively, the "Payment Contingencies"), all payments required under the Ellman Note through the end of 2002 were fixed, and were not contingent upon profits, Ellman's discretion or similar factors. However, as described above, under Code Section 856(m)(2)(B), certain contingencies (the "Permitted Contingencies") in the time of payment will not cause a loan to fail to qualify under the straight debt safe-harbor. The analysis below addresses whether the Payment Contingencies were Permitted Contingencies.

        3.     The Ellman Note was not convertible into Ellman stock.

        4.     Neither the Company, nor any of its subsidiaries, including its taxable REIT subsidiaries, owned any securities of Ellman other than the Ellman Note.

        As a result of the above, the issues addressed below are whether (i) the Extension Right or the Revisions relieved Ellman of its obligation to pay the amounts due under the Ellman Note and, therefore caused such note to fail to satisfy the Unconditional Payment Requirement, and (ii) the Payment Contingencies were Permitted Contingencies and, therefore, did not prevent the Ellman Note from qualifying under the straight debt safe harbor.

        The Initial Note evidenced the indebtedness of Ellman to the Company. The terms of the Ellman Note, including the Distribution Schedule and the other Revisions, call and treat the Ellman Note as a debt obligation of Ellman. The Ellman Note provided that all amounts were due at maturity. The Ellman Note provided Ellman with the Extension Right, which allowed Ellman to extend the maturity of the loan by one year in exchange for the payment of the Extension Fee and the monthly payment of interest at 15% during the additional period of time the loan was outstanding. The Ellman Note also required the Accelerated Payments and permitted the Deferrals. These provisions permitted certain interest payments to be made on a deferred basis (prior to maturity) or required payments to be made on an accelerated basis upon certain property sales, but they did not change the maturity date of the Ellman Note. It does not appear that the Extension Right, the Deferrals or the Accelerated Payments should cause the loan to fail the Unconditional Payment Requirement since the terms of the Ellman Note continued to require the repayment of all amounts loaned, plus interest, on a specified date in money.

        The Ellman Note was from time to time amended or supplemented by the parties pursuant to the Revisions, but the debt obligation continued as evidenced by the Ellman Note with the following terms: (i) the maturity date of the Ellman Note remained fixed (although it was extended, it was extended pursuant to the express terms of Amendment No. 1); and (ii) except for the Deferrals, accrued interest was payable monthly on the Ellman Note.

        As noted above, the Distribution Schedule sets forth the parties agreed upon allocation of funds upon the occurrence of certain events (i.e., the sale of units in the hockey team or a sale or refinancing of the Los Arcos property). The February 2001 Distribution Schedule includes subordination language but (a) such subordination language appears to relate to the Participating Loan Agreement (which we believe is a reference to a loan relating to the Los Arcos property and not the Ellman Note), (b) such February 2001 Distribution Schedule refers to the Ellman Note as a loan and (c) such February 2001 Distribution Schedule predates Amendment No. 1 which explicitly provided that the amounts due from Ellman continued to be due on a monthly basis and at maturity (other than the Deferrals and the Extension Right) and included the integration clause described above.

        The May 17, 2001 Distribution Schedule, executed immediately prior to Amendment No. 1, specifically contemplated payments on the Ellman Note from proceeds realized from the sale or refinancing of the Los Arcos property or the recoupment through unit sales of capital loaned or invested by the parties to acquire the Phoenix Coyotes hockey team. Such May 17, 2001 Distribution Schedule treated and referred to the Ellman Note as a "loan" and such May 17, 2001 Distribution Schedule predated Amendment No. 1 which explicitly provided that the amounts due from Ellman continued to be due on a monthly basis and at maturity (other than the Deferrals and the Extension Right) and included the integration clause described above.

        The September 2001 Distribution Schedule also includes subordination type language with respect to interest payable under the Ellman Note, however, such language (a) does not specifically state that it relieves Ellman of its payment obligations under the Ellman Note, and (b) is specifically contradicted by Ellman's request for further interest payment deferral in the November 2001 Letter. In addition, as set forth above, the November 2001 Distribution Schedule was updated to amend the initial waterfall level only and to include an acknowledgement that Ellman paid certain amounts toward the Ellman Note.

        Based on the above, we do not believe the Distribution Schedule should be interpreted as having relieved Ellman from its obligations under the Ellman Note to pay principal and interest, including monthly payments of interest (subject only to the Deferrals) and the entire principal balance on or before the maturity date of the Initial Note (subject only to the Extension Right). Instead, the Distribution Schedule appears to evidence the parties intent to accelerate Ellman's payment obligations with respect to the application of certain proceeds received from the sale of units in the hockey team or a sale or refinancing of the Los Arcos property when such proceeds were received.

        As contemplated by the terms of the Initial Note and following the sale of each of the Shopping Centers, each of guarantees of the Ellman Note by the specified affiliates of Ellman and each of the related collateral assignments securing each such guaranty was released during calendar year 2001 by the Company. Pursuant to the non-recourse provision of the Ellman Note, it could have been argued by Ellman that the Ellman Note was no longer enforceable against Ellman or became some type of equity investment as, pursuant to the terms of the Ellman Note, it was enforceable against Ellman and the guarantors only to the extent of their respective interests in the collateral encumbered by the collateral assignments. However, we note that, despite this language, Ellman never made any such argument and did not repudiate its obligations under the Ellman Note. In fact, Ellman later acknowledged its continuing obligations under the Ellman Note (see discussion below regarding the November 2001 Letter and the March 2003 Letter). Other than releasing the collateral, the Collateral Releases did not change the payments required under the Ellman Note.

        The Earn-Out Agreements were entered into at the time two of the Shopping Centers were sold to PEI in connection with the second Deferral. These agreements provided that Price Enterprises would pay certain amounts to the sellers of such Shopping Centers based upon such seller's ability to lease unoccupied space at such Shopping Centers. The sellers further agreed, via a May 18, 2001 letter, to an offset of any amounts owing to them under the Earn-Out Agreements against the outstanding balance (principal and interest) of the Ellman Note. Similar to the provisions of the Distribution Schedule which allocate among the parties certain of the proceeds derived from the sale of units in the hockey team or a sale or refinancing of the Los Arcos property, the Earn-Out Agreements (together with the related May 18, 2001 letter relating to the same) provide for the acceleration of payments due under the Ellman Note, but do not appear to otherwise relieve or affect the obligation of Ellman to make monthly interest payments or to pay in full the Ellman Note prior to the maturity date.

        In the November 2001 Letter, Ellman requested an extension of the maturity date of the Ellman Note pursuant to the terms of the Ellman Note (including the payment of the extension fee described in the Ellman Note) and also requested that interest be further accrued through such extended maturity date. In response to these requests, the Company delivered the December 2001 Letter, which stated that the Company agreed to an extension of the maturity date through December 31, 2002 and that Ellman should be prepared to make its "required payments of accrued interest beginning January 1, 2002 through the maturity date." The Company has represented that some interest payments were made on the Ellman Note which were consistent with the monthly interest payment obligations (subject to the Deferrals) set forth in the Initial Note (as amended by Amendment No. 1), and the Company's December 2001 Letter in response to Ellman's November 2001 Letter. Thus, the December 2001 Letter from the Company in response to Ellman's November 2001 Letter further supports the conclusion that, notwithstanding the Distribution Schedule (which predates such letters), the Ellman Note remained a fixed loan obligation of Ellman, due in full on December 31, 2002 with interest required to be paid monthly subject only to the Deferrals.

        Finally, in the March 2003 Letter Agreement, Steven Ellman on behalf of Ellman specifically acknowledged that the Ellman Loan note remained outstanding and remained "indebtedness" of Ellman to the Company. We further note that at this time, Ellman was in default of its obligations under the Ellman Note as all monthly interest payments had not been made and the maturity date had occurred. Ellman did not attempt to argue that it was in default as a consequence of any of the Revisions but instead acknowledged Ellman's debt obligation to the Company and continued to negotiate for a further extension of the maturity date of the Ellman Note.

        Finally, we do not believe the Extention Right should prevent the Ellman Note from satisfying the Unconditional Payment Requirement. This right merely deferred Ellman's obligation to pay by one year, and did not relieve Ellman from such repayment obligation.

        Based on the above, while not free from doubt, we do not believe that the Revisions should be viewed as having relieved Ellman of it obligations to pay the amounts otherwise due under the Ellman Note, but instead only provided for the acceleration of such payments. As a result, we do not believe the Revisions caused the Ellman Note to fail the Unconditional Payment Requirement. However, the Payment Contingencies changed the required timing of the repayment of the Ellman Note, and it's possible that such Revisions could be viewed as within Ellman's discretion. As a result, we examine below whether the Payment Contingencies were Permitted Contingencies.

        As noted above, a loan will not fail to satisfy the "straight debt" requirements solely by reason of the fact that the time of payment of such interest or principal is subject to a contingency, but only if any such contingency does not have the effect of changing the effective yield to maturity of the loan, as determined under Section 1272 of the Code, by more than a de minimis amount. The de minimis amount is the greater of 1/4 of 1 percent or 5 percent of the annual yield to maturity.

        The Treasury Regulations provide that the yield to maturity on a debt instrument which is subject to a contingency due to an option held by the issuer is determined by treating such option as exercised in a manner that minimizes the yield on the debt instrument. In other words, with respect to the Ellman Note, the yield to maturity should be determined both by treating the Ellman Note as repaid on the initial maturity date (i.e. December 1, 2001) and also as though the maturity date was, pursuant to Ellman's option, extended by one year by Ellman's payment of the Extension Fee. Then, the yield of each payment schedule must be compared, and Ellman would be presumed to have chosen the schedule which results in the lowest yield. The Company based upon consultation with its outside accounts, has performed this calculation and determined that the yield under the Ellman Note would be lower assuming the Extension Right is not exercised. As a result, the yield calculation should be performed assuming Ellman does not exercise the Extension Right and does not pay the Extension Fee. Using this assumption, the Company compared the yield under the Ellman Note assuming that either (i) the accrued interest was paid each month without regard to the Deferrals, with the final interest payment and the principal paid on December 1, 2001; and (ii) the accrued interest was paid each month, except with respect to the Deferrals, which Ellman made full use of, and then paid the remaining interest and principal on December 1, 2001 in accordance with the terms of the notes. Based on the advice of its outside accountants,20 the Company has represented that the difference in yield to maturity between these two alternatives is less than 5% of the yield on the Ellman Note.

20
All representations made by the Company which relate to the yield to maturity of the Ellman Note are based on the Company's discussions with PricewaterhouseCoopers, the Company's outside accounting firm.

        Notwithstanding the assumption described above, Ellman did, in fact, exercise the Extension Right. As noted above, where a contingency actually occurs which is to the contrary of the assumption made on the issuance date of a debt instrument, the debt instrument is treated as retired and then reissued on the date of the change in circumstances for an amount equal to its adjusted issue price. As a result, for purposes of calculating the yield to maturity of the Ellman Note, the Company also assumed that the Ellman Note was repaid at the initial maturity date (i.e., December 1, 2001) and that a new loan, in the amount of the adjusted issue price of the old loan, was made immediately thereafter. The Company has represented that, assuming a new note in this amount was issued on December 1, 2001 with a maturity date of December 31, 2002, the Deferrals would have no effect on the yield to maturity of that debt instrument, since all interest payments on that second debt instrument were required to be made monthly until maturity. Schedule 1 attached to this Exhibit 3 sets forth certain yield to maturity calculations prepared by the Company's accountants.

        The Ellman Note included other Payment Contingencies—i.e., the Accelerated Payments, the Distribution Schedule Payments and the payments under the Earn-Out Agreements. However, based on the analysis set forth above, each of these Revisions should only be viewed as accelerating the payments due under the Ellman Note, and should not be viewed as permitting Ellman to defer any such payments. These payment provisions may be treated as based on profits, Ellman's discretion or similar factors for purposes of the definition of straight debt. However, even if they were, the Company has represented that any acceleration of Ellman's payment obligations under these provisions would merely increase the yield to maturity under the note, minimizing the benefit (i.e., reduction in yield) due to the Deferrals and, as a result, these Payment Contingencies could not cause the yield to maturity of the Ellman Note to change by more than a de minimis amount (i.e., 5% of the yield to maturity).

        As noted above, changes to the terms of a debt instrument may amount to a "substantial modification" under Treasury Regulations Section 1.1001-3 and cause the debt instrument to be treated as satisfied and reissued for federal income tax purposes. While the Company can not confirm the exact dates and terms of the modifications to the terms of the Ellman Note, the Company has represented that any such reissuance would have reduced (not increased) the change in yield resulting from the Deferrals and other Payment Contingencies. In other words, a reissuance would have been viewed as the repayment of the loan in exchange for the issuance of a new loan, which would reduce the economic benefit of the Deferrals and other Payment Contingencies to Ellman and, therefore, reduce the change in yield attributable to such provisions.

        If the Ellman Note was convertible into the stock of Ellman, such note would not be eligible to qualify for the straight debt safe harbor. The Ellman Note and the Revisions do not include any such terms and the Company has represented that it had no such conversion rights. Finally, the Ellman Note will not qualify for the straight debt safe harbor if the Company or any of its direct or indirect subsidiaries, including any of its taxable REIT subsidiaries, owns any securities of Ellman which were not straight debt. The Company has represented that neither the Company, or any of its direct or indirect subsidiaries, has at any time owned any notes or other securities of Ellman, or of the Ellman affiliates which pledged collateral which secured the Ellman Note, with the exception of the Ellman Note.

IV.    CONCLUSION

        Based on the discussion above, including the terms of the Ellman Note and the Revisions, on the Code and the Treasury Regulations, and the representations made by the Company, we believe that the Ellman Note (taking into account the Revisions) should qualify for the "straight debt safe harbor" at the end of each calendar quarter from January 1, 2001 to December 31, 2002. However, the facts relating to the Ellman Note and the law are not entirely clear on this issue, and a court could conclude otherwise. If the Ellman Note failed to qualify for the "straight debt safe harbor," the Company would fail the 10% Value Limitation and, therefore, its status has a REIT would have terminated in 2001 and/or 2002. Furthermore, the Company could be precluded from re-electing REIT status during the four taxable years following such year.

Schedule 1
YIELD TO MATURITY CALCULATIONS

Price Legacy Note Analysis under IRC Sec. 856(m)(2)(B)(i)(I)
 C6—Year One
Interest Payment Scenario #1—Interest Paid as Accrued

Stated Interest                                                 15.00%

Date	Principal Payment	Interest Payment	Interest Accrued	Balance	Monthly Cashflow
12/1/2001				$9,000,000	$(9,000,000)
1/1/2002		$112,500	$112,500	$9,000,000	$112,500
2/1/2002		$112,500	$112,500	$9,000,000	$112,500
3/1/2002		$112,500	$112,500	$9,000,000	$112,500
4/1/2002		$112,500	$112,500	$9,000,000	$112,500
5/1/2002		$112,500	$112,500	$9,000,000	$112,500
6/1/2002		$112,500	$112,500	$9,000,000	$112,500
7/1/2002		$112,500	$112,500	$9,000,000	$112,500
8/1/2002		$112,500	$112,500	$9,000,000	$112,500
9/1/2002		$112,500	$112,500	$9,000,000	$112,500
10/1/2002		$112,500	$112,500	$9,000,000	$112,500
11/1/2002		$112,500	$112,500	$9,000,000	$112,500
12/1/2002	$9,000,000	$112,500	$112,500	$0	$112,500

Totals	$9,000,000	$1,350,000	$1,350,000		$9,112,500
			YTM#1		15.00%

Interest Payment Scenario #1—Interest Paid as Accrued

Stated Interest                                                 15.00%

Date	Principal Payment	Interest Payment	Interest Accrued	Balance	Monthly Cashflow
12/1/2001				$9,000,000	$(9,000,000)
1/1/2002			$112,500	$9,000,000	$0
2/1/2002			$112,500	$9,000,000	$0
3/1/2002			$112,500	$9,000,000	$0
4/1/2002			$112,500	$9,450,000	$0
5/1/2002		$118,125	$112,500	$9,450,000	$118,125
6/1/2002			$112,500	$9,450,000	$0
7/1/2002			$112,500	$9,450,000	$0
8/1/2002			$112,500	$9,450,000	$0
9/1/2002			$112,500	$9,450,000	$0
10/1/2002			$112,500	$9,450,000	$0
11/1/2002			$112,500	$9,450,000	$0
12/1/2002	$9,450,000	$826,875	$112,500	$0	$0

Totals	$9,045,000	$945,000	$1,350,000		$10,276,875
			YTM#2		14.60%

A	5% of annual yield of Old Instruments	0.75% (5% × 15.00%)
B	25 basis points	0.25%
C	Greater of A or B	0.75%
D	Change in Yield	0.40% (15.00%-14.60%)
Change in Yield does not exceed the greater of A or B; thus the Price Legacy Note is deemed straight debt for purposes of Sec. 856.

Price Legacy Note Analysis under IRC Sec. 856(m)(2)(B)(i)(I)
 C6—Year Two
Interest Payment Scenario #1—Interest Paid as Accrued

Stated Interest                                                 15.00%

Date	Principal Payment	Extension Payment	Interest Payment	Interest Accrued	Balance	Monthly Cashflow
12/1/2001		$90,000			$9,000,000	$(8,910,000)
1/1/2002			$112,500	$112,500	$9,000,000	$112,500
2/1/2002			$112,500	$112,500	$9,000,000	$112,500
3/1/2002			$112,500	$112,500	$9,000,000	$112,500
4/1/2002			$112,500	$112,500	$9,000,000	$112,500
5/1/2002			$112,500	$112,500	$9,000,000	$112,500
6/1/2002			$112,500	$112,500	$9,000,000	$112,500
7/1/2002			$112,500	$112,500	$9,000,000	$112,500
8/1/2002			$112,500	$112,500	$9,000,000	$112,500
9/1/2002			$112,500	$112,500	$9,000,000	$112,500
10/1/2002			$112,500	$112,500	$9,000,000	$112,500
11/1/2002			$112,500	$112,500	$9,000,000	$112,500
12/1/2002			$112,500	$112,500	$9,000,000	$112,500
12/31/2002	$9,000,000		$112,500	$112,500	$0	$9,112,500

Totals	$9,000,000	$90,000	$1,462,500	$1,462,500
				YTM #1		16.01%

Interest Payment Scenario #2—Interest Deferred and Added to Principal

Stated Interest                                                 15.00%

Date	Principal Payment	Extension Payment	Interest Payment	Interest Accrued	Balance	Monthly Cashflow
12/1/2001		$102,769			$10,276,875	$(10,174,106)
1/1/2002			$128,461	$128,461	$10,276,875	$128,461
2/1/2002			$128,461	$128,461	$10,276,875	$128,461
3/1/2002			$128,461	$128,461	$10,276,875	$128,461
4/1/2002			$128,461	$128,461	$10,276,875	$128,461
5/1/2002			$128,461	$128,461	$10,276,875	$128,461
6/1/2002			$128,461	$128,461	$10,276,875	$128,461
7/1/2002			$128,461	$128,461	$10,276,875	$128,461
8/1/2002			$128,461	$128,461	$10,276,875	$128,461
9/1/2002			$128,461	$128,461	$10,276,875	$128,461
10/1/2002			$128,461	$128,461	$10,276,875	$128,461
11/1/2002			$128,461	$128,461	$10,276,875	$128,461
12/1/2002			$128,461	$128,461	$10,276,875	$128,461
12/31/2002	$10,276,875		$128,461	$128,461	$0	$10,405,336

	$10,276,875	$102,769	$1,669,992	$1,669,992
					YTM #2	16.01%

A	5% of annual yield of Old Instruments	0.80% (5% × 15.00%)
B	25 basis points	0.25%
C	Greater of A or B	0.80%
D	Change in Yield	0.00% (16.01%-16.01%)
Change in Yield does not exceed the greater of A or B; thus the Price Legacy Note is deemed straight debt for purposes of Sec. 856

EXHIBIT 4
(HOTEL ISSUE)

        This exhibit analyzes whether the relationship of Grand Tusayan, LLC ("Hotel LLC") and Excel Legacy Holdings, Inc. ("Holdings") with (i) the employees of the Grand Tusayan Hotel and Canyon Star Restaurant (the "Hotel"), as described below, (ii) Starship Management LLC (the "Manager") under the management agreement, dated as of July 1, 1998, between Hotel LLC and the Manager, as amended pursuant to the first amendment to management agreement, dated December 2, 1999 (as so amended, the "Management Agreement"), or (iii) DNC Parks & Resorts of Arizona, Inc. (formerly doing business as Delaware North Parks Services of Arizona, Inc.) ("Delaware North") pursuant to the supervisory services agreement, dated as of April 1, 2002, between Holdings and Delaware North (the "Supervisory Services Agreement"), the supervisory services agreement, dated as of December 1, 2002, between Holdings and Delaware North ("Second Supervisory Services Agreement"), and the letter agreement amending the Second Supervisory Services Agreement, dated as of February 3, 2003 (the "Amendment" and together with the Supervisory Services Agreement and the Second Supervisory Services Agreement, the "Supervisory Agreements"), should cause Holdings to fail to qualify as a taxable REIT subsidiary of Price Legacy Corporation (the "Company") or the Company to derive nonqualifying income under Section 856(c) of the Internal Revenue Code of 1986, as amended (the "Code"). If Holdings or Hotel LLC were treated as operating or managing the Hotel, Holdings would fail to qualify as a taxable REIT subsidiary and, as described below, the Company's REIT status would terminate for the years in which the Hotel was leased to Holdings.

        This exhibit forms the basis for the conclusions reached with respect to the Hotel Issue in the opinion to which this exhibit is attached. The analysis and conclusions set forth in this exhibit are based on the Officer's Certificate, the facts and information and the documents referenced herein, copies of which have been furnished to us and all of which we assume to be correct, binding and enforceable in accordance with their terms, and unchanged as of the date hereof, each in all respects. All capitalized terms not defined herein have the meanings ascribed to such terms in the opinion.

I.    FACTS

        The Hotel is owned by Hotel LLC. The Company owns, indirectly, a sixty-five percent (65%) interest in Hotel LLC and Canyon Ventures, LLC ("Canyon"), an unrelated third party, owns the remaining thirty-five percent (35%). Prior to September 18, 2001, the Company's interests in Hotel LLC were held by Excel Legacy Corporation ("Excel Legacy"). Excel Legacy acquired its interest in the Hotel from Canyon in 1997.

        On September 18, 2001, Price Enterprises, Inc. ("PEI") merged with Excel Legacy (the "Merger"). In connection with the Merger, Excel Legacy became a qualified REIT subsidiary of PEI, and PEI changed its name to Price Legacy Corporation. After the Merger, Hotel LLC leased the Hotel to Holdings pursuant to a lease, dated as of September 18, 2001 (the "Lease").

        From July 1, 1998 through March 31, 2002, the Hotel was operated by the Manager pursuant to the Management Agreement. Some of the membership interests in the Manager were held by individuals that also held membership interests in Canyon, but others were not. The Management Agreement had an initial term of approximately 50 years, expiring on December 31, 2047.

        Under the Management Agreement, the Manager had the sole and exclusive right to supervise and direct the management and operation of the Hotel. The Manager was required to hire, discharge, promote and supervise the executive staff of the Hotel and supervise, through the executive staff, the hiring, discharge, promotion and work of all other operating and service personnel at the Hotel. Although Hotel LLC (and after the commencement of the Lease, Holdings), in form, had the right under the Management Agreement to approve the selection of the Hotel employees hired by the Manager, neither Hotel LLC (nor Holdings after the commencement of the Lease) ever exercised such right or any other right set forth under the Management Agreement with respect to the overall management and operation of the Hotel.

        The Management Agreement mandated that, with a few limited exceptions, all employees of the Hotel be employees of Hotel LLC. The Manager, however, agreed to pay and file all required returns for payroll and employment taxes.21 Hotel LLC had the right to terminate the Management Agreement and remove the Manager in the event that the economic performance of the Hotel negatively deviated from established standards.

21
Notwithstanding this provision of the Management Agreement, ADP, on behalf of Hotel LLC or Holdings (as applicable), has filed all payroll and employment tax returns for the Hotel employees.

        The Management Agreement obligated Hotel LLC to provide the Manager with written notice of any sale or lease of the Hotel. Upon receipt of such notice, the Manager, by written notice to Hotel LLC, could elect to consent to the assignment of the agreement to the purchaser or lessee of the Hotel or terminate the agreement.

        At the time Hotel LLC leased the Hotel to Holdings pursuant to the Lease, no written assignment of the Management Agreement was made. The Company, however, represents that the Management Agreement was verbally assigned by Hotel LLC to Holdings and that Holdings, Hotel LLC and the Manager operated the Hotel in accordance with such assignment of the Management Agreement. In addition, the Company represents that Hotel LLC verbally notified, and obtained the consent of, the Manager regarding such assignment.

        Although the Management Agreement was verbally assigned to Holdings by Hotel LLC, the Hotel employees remained on the books and records of Hotel LLC. The Company represents that state law issues relating to the Hotel's liquor license prevented Hotel LLC from transferring the Hotel employees to Holdings upon the commencement of the Lease. The Hotel's liquor license was held by Hotel LLC and required the licensee to employ all persons dealing with liquor. In addition, the transfer of a liquor license involved administrative complexities that could not be resolved in a short time frame. Holdings and Hotel LLC verbally agreed that Hotel LLC would continue nominally to employ the employees until the liquor license was transferred, but that Holdings would indemnify Hotel LLC from any liability relating to the employees. Accordingly, Hotel LLC was reimbursed for one hundred percent (100%) of the Hotel Employees' wages and other costs through bank accounts maintained by the Manager for the operation of the Hotel. The Hotel employees became the employees of Holdings on January 1, 2003, and the liquor license was transferred to Holdings on February 19, 2003.

        In addition, the Company represents that it was not desirable for the Hotel employees to be transferred to the Manager's payroll. The Manager preferred not to employ the Hotel employees because of potential exposure to employee liabilities. Moreover, if the Hotel employees were transferred to the Manager, state law would have necessitated the transfer of the Hotel's liquor license to the Manager. Such a transfer was not advisable for the Hotel because, in the event that the Management Agreement was terminated, the Hotel would be left without a liquor license for some period of time. Finally, the administrative costs associated with transferring the employees, especially in the event that the Management Agreement were terminated, could have interfered with the effective operation of the Hotel.

        The Management Agreement provided for the payment of a management fee (the "Management Fee") to the Manager. The Management Fee was calculated as a percentage of the gross revenues generated by the Hotel through occupancy of hotel rooms, sale of food and beverages, and other retail operations. Under the Management Agreement, for the three (3) year period following the completion of the construction of the Hotel (the "Initial Period"), the Management Fee was payable to the Manager on a monthly basis in arrears, based on the prior month's operation. After the Initial Period, however, the payment of the Management Fee was subordinated to a twelve percent (12%) priority return on Excel Legacy's investment in Hotel LLC. Accordingly, if the performance of the Hotel did not provide Excel Legacy with the priority return on its investment in the Hotel, the payment of the Management Fee was deferred. Any unpaid Management Fees would accrue and be payable at such time as Excel Legacy received its priority return. The Company represents that the Manager agreed to the structure of the Management Fee to induce Excel Legacy to invest in the Hotel and to hire the Manager as the operator of the Hotel. In addition, the Company represents that it was customary for hotel managers of externally managed hotels to be paid a management fee based on the performance of the hotel, including based on the hotel's net income, and the satisfaction of specified return thresholds.

        The Management Fee was paid to the Manager from the commencement of the Management Agreement on July 1, 1998 through December 31, 2001, when the Initial Period expired. After the Initial Period, the operation of the Hotel did not generate sufficient revenue, and the terms of the Lease did not generate sufficient rent, to provide Excel Legacy with the required priority return. As a result, while the Management Fee accrued, the payment of the Management Fee was deferred. The Manager did not receive the Management Fee in January through March of 2002. Because the Manager was not paid the Management Fee during such period of time, it informed Holdings that it desired to terminate the Management Agreement. Holdings accepted such termination effective as of March 31, 2002.

        On April 1, 2002, Holdings entered into the Supervisory Services Agreement with Delaware North, pursuant to which Delaware North became the new supervisor of the Hotel. Under the Supervisory Services Agreement, Delaware North agreed to oversee the day-to-day operations of the Hotel. In addition, the Supervisory Services Agreement required that all Hotel employees, other than the general manager, be employees of Holdings.22 Further, the Supervisory Services Agreement provided that Holdings was responsible for the payment of all wages, benefits, employment taxes and other amounts due to the Hotel employees, and for all hiring and firing decisions, after consultation with Delaware North, with respect to the Hotel employees. On December 1, 2002, Holdings and Delaware North entered into the Second Supervisory Agreement for the supervision of the Hotel. The terms of the Second Supervisory Agreement were substantially similar to the terms of the Supervisory Services Agreement as described above.

22
Notwithstanding the Supervisor Services Agreement, until January 1, 2003, the Hotel employees continued to be employed by Hotel LLC.

        Notwithstanding the provisions of the Supervisory Services Agreement and the Second Supervisory Services Agreement, the Company and Delaware North represent that, during the term of such agreements, neither Hotel LLC nor Holdings made any hiring or firing decisions, or otherwise supervised or controlled the employees. In addition, the Company represents that neither Hotel LLC nor Holdings was involved in any manner in the operation of the Hotel and fully delegated this responsibility to Delaware North. As indicated in an e-mail between the Company and Delaware North, dated January 20, 2003, Holdings essentially provided only a payroll function while the management of the Hotel employees was vested in Delaware North.

        The Second Supervisory Agreement was amended pursuant to the Amendment on February 3, 2003. The Amendment provided that Delaware North would make all hiring and firing decisions with respect to the Hotel employees, and would consult with Holdings with regard to such decisions. The Amendment further provided that the day-to-day supervision of the employees would be conducted by Delaware North, and that the employees would be managed by and report directly and only to Delaware North. The Company and Delaware North represent that this amendment reflects the agreement between Hotel LLC and Delaware North from the commencement of their relationship (i.e., April 1, 2002), and that any contrary provisions in the Supervisory Agreements were mistaken.

        The Company represents that after the commencement of the Lease and during the term of the Management Agreement, all expenses relating to the employees were paid by the Manager out of accounts established by the Manager for the operation of the Hotel. The Company and Delaware North represent that during the term of the Supervisory Agreements all such expenses were paid by Delaware North from Hotel revenues out of accounts established by Delaware North for the operation of the Hotel. As a result, after the commencement of the Lease, while Holdings was financially responsible for Hotel employees, Holdings' relationship to the Hotel employees, economically and in substance, was no different than if the employees had been employed by the Manager or by Delaware North, but Manager or Delaware North, as applicable, had been indemnified for costs relating to the employees by Holdings.

        The Company also represents that at the time the Hotel was leased to Holdings, the Manager, or persons related to the Manager, were actively engaged in the trade or business of operating "qualified lodging facilities," as defined in Section 856(d)(9)(D) of the Code, for persons unrelated to the Company, Hotel LLC or Holdings. Similarly, the Company and Delaware North represent that, at the time the Supervisory Agreements were entered into, Delaware North, or persons related to Delaware North, were actively engaged in the trade or business of operating "qualified lodging facilities" for persons unrelated to the Company, Hotel LLC or Holdings.

II.    LAW

        In order to qualify as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Code, the Company must meet various requirements with respect to the nature of its assets and income. In the case of a REIT which is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to receive the income of the partnership attributable to such share. One of several requirements relating to asset holdings is that a REIT may not own securities having a value in excess of ten percent (10%) of the total value of the outstanding securities of any one issuer (the "10% Value Limitation"). Securities of a taxable REIT subsidiary of the REIT are excluded for purposes of this calculation.

        A "taxable REIT subsidiary" with respect to a REIT is defined as a corporation, other than a REIT, if the REIT directly or indirectly owns stock in such corporation, and the REIT and the corporation jointly elect to treat the corporation as a taxable REIT subsidiary with respect to the REIT. Section 856(l)(1) of the Code. A taxable REIT subsidiary, however, does not include any corporation which directly or indirectly operates or manages a "lodging facility." Section 856(l)(3)(A) of the Code. A "lodging facility" is a hotel, motel or other establishment in which more than one-half of the dwelling units are used on a transient basis. Section 856(d)(9)(D)(ii) of the Code. There is no authority that provides guidance regarding the rule prohibiting taxable REIT subsidiaries from operating or managing lodging facilities.

        With respect to income, a REIT must satisfy two percentage requirements regarding the source of its income on an annual basis. Sections 856(c)(2)-(3) of the Code. One source of qualifying income for a REIT is "rents from real property." Sections 856(2)(C) and (3)(A) of the Code. "Rents from real property" do not include any amount received or accrued from any corporation if the REIT owns, actually or constructively, ten percent (10%) or more of the total combined voting power of all classes of voting stock or ten percent (10%) or more of the total value of shares of all classes of stock of such corporation (a "Related Party Tenant"). Section 856(d)(2)(B) of the Code. Rent received by a REIT from a corporation that is a taxable REIT subsidiary of the REIT, however, will not constitute rent received from a Related Party Tenant if the leased property constitutes a "qualified lodging facility" and is operated on behalf of the taxable REIT subsidiary by a person who is an "eligible independent contractor." Section 856(d)(8)(B) of the Code. Section 856(d)(9)(A) indicates that, in order for the rent paid by the taxable REIT subsidiary to avoid treatment as rents from a Related Party Tenant, the eligible independent contractor must enter into a management agreement or other similar service contract with the taxable REIT subsidiary. While there is no link between either of these provisions and the requirement in Section 856(l)(3)(A) which provides that a taxable REIT subsidiary may not directly or indirectly operate or manage a hotel, presumably, entering into such an agreement prevents a taxable REIT subsidiary from being engaged in such activities.

        A "qualified lodging facility" is a lodging facility unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Section 856(d)(9)(D)(i) of the Code. The Company represents that the Hotel has been treated as a qualified lodging facility. An "eligible independent contractor" is, with respect to any qualified lodging facility, any "independent contractor" if, at the time such contractor enters into a management agreement or other similar service contract with the taxable REIT subsidiary to operate the facility, such contractor (or any related person) is actively engaged in the trade or business of operating qualified lodging facilities for any person who is not a related person with respect to the REIT or the taxable REIT subsidiary. Section 856(d)(9)(A) of the Code. The Company represents that both the Manager and Delaware North satisfied the second prong of this requirement.

        An "independent contractor" is any person who does not own, directly or indirectly, more than thirty-five percent (35%) of the shares or certificates of beneficial interest in the REIT, or if such person is corporation, not more than thirty-five percent (35%) of the total combined voting power of whose stock (or thirty-five (35%) of the total shares of all classes of whose stock) is owned, directly or indirectly, by one or more persons owning thirty-five percent (35%) or more of the beneficial interests in the REIT (the "IK Ownership Requirement"). Section 856(d)(3) of the Code. The independent contractor "must not be an employee of the REIT (i.e., the manner in which he carries out his duties as independent contractor must not be subject to the control of the REIT)." Treasury Regulation Section 1.856-4(b)(5)(i).

        In addition, a REIT may not derive any income from an independent contractor. Treasury Regulation Section 1.856-4(b)(5)(i). A person will not, however, fail to be treated as an independent contractor with respect to any qualified lodging facility because the taxable REIT subsidiary of the REIT bears the expenses for the operation of facility pursuant to the management agreement or other similar service agreement, or because the taxable REIT subsidiary receives the revenues from the operation of the facility, net of expenses for such operation and fees payable to the operator pursuant to such agreement or contract. Section 856(d)(9)(B) of the Code.

        Several Revenue Rulings and numerous Private Letter Rulings23 have considered whether certain persons may act as independent contractors with respect to a REIT. In Revenue Ruling 74-471, the IRS held that an investment advisor to a REIT may not also act as an independent contractor because the investment advisor owed the REIT a fiduciary duty of loyalty and is deemed subject to the control of the REIT in much the same way as an employee or agent of the REIT. In Revenue Ruling 75-136, however, the IRS ruled that a wholly owned subsidiary of the REIT's investment advisor could serve as an independent contractor to the REIT. The IRS stated that "it is the relationship of the entity or individual (such as an employee or trustee) to the [REIT] itself that precludes the entity from qualifying as an independent contractor for the management of the property. A relationship between the entity or the individual and the trustee, employee, or investment adviser of the [REIT] would not itself disqualify the entity, assuming the other requirements for qualification as an independent contractor are met." Accordingly, in the ruling, the subsidiary was not precluded from qualifying as an independent contractor if it operated as a separate entity "with its own separate officers and employees and its own separate books and records which clearly reflected its activities in the management of the property." See also, Revenue Ruling 77-23 (a management company, wholly owned by an individual who was both a trustee and a salaried employee of the REIT, could serve as an independent contractor); Revenue Ruling 76-534 (a wholly owned subsidiary of the REIT's investment adviser could qualified as an independent contractor even though the subsidiary had a non-employee director in common with the investment advisor); Private Letter Ruling 8950054 (the property manager of a REIT qualified as an independent contractor even though the investment advisor of the REIT owned all of the interests in the property manager and had several officers in common); Private Letter Ruling 8644017 (property manager qualified as an independent contractor despite having non-employee directors in common with the REIT's investment adviser); and Private Letter Rulings 8505038 and 8446018 (management companies qualified as independent contractors despite having common parent with the REIT's investment adviser and common directors with the REIT).

23
While Private Letter Rulings are binding on the IRS only with respect to the particular taxpayer who requested the ruling, such rulings indicate the manner in which the IRS has approached a given topic and are generally understood to be a good indication of the IRS's position and rationale with respect to an issue.

        We were unable to identify any ruling or other authority addressing a situation in which the services required to be performed by an independent contractor were performed by persons nominally employed by the REIT (or a taxable REIT subsidiary). In fact, in a number of rulings where the IRS has held that a person qualified as an independent contractor, the REIT represented that the independent contractor had its own employees. See, for example, Revenue Ruling 76-534 (no employee of the independent contractor was also an employee of the REIT or its investment advisor); Revenue Ruling 77-23 (the REIT employee which owned the stock of the independent contractor was not also employed by the independent contractor); Private Letter Ruling 8838023 (none of the officers or employees of the independent contractor had any interest in or were employed by the REIT); and Private Letter Ruling 8801007 (independent contractor did not share any common employees or officers with the REIT).

        In addition, in Revenue Ruling 2002-38, the IRS focused on the identity of the employer of the service providers to determine whether the REIT or its taxable REIT subsidiary provided services to tenants of the REIT for which no charge was separately stated. The IRS concluded that the taxable REIT subsidiary was the service provider in part because the employees of the taxable REIT subsidiary were performing all of the services at issue.

        If a REIT owns one hundred percent (100%) of the stock of a corporation, and such corporation is not a taxable REIT subsidiary, the corporation will be a "qualified REIT subsidiary." Section 856(i)(2) of the Code. A qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes. Rather, all of its assets are treated as owned by its parent REIT and all of its income is treated as earned by its parent REIT. Section 856(i)(1)(A) of the Code. The Company, through one of its qualified REIT subsidiaries, owns one hundred percent (100%) of the stock of Holdings. As a result, if Holdings failed to qualify as a taxable REIT subsidiary, it likely became a qualified REIT subsidiary of the Company. In such event, the Company would, for federal income tax purposes, be treated as owning the assets owned by Holdings, and as earning the gross income earned by Holdings, including with respect to the operation of the Hotel through the Management Agreement and later the Supervisory Agreements. Because Holdings has owned certain "securities" that would fail the 10% Value Limitation, and the Company would be treated as earning the gross income from the operation of the Hotel which would be nonqualifying income under the REIT income tests, Holdings' failure to qualify as a taxable REIT subsidiary would cause the Company's REIT status to terminate beginning in the year in which Hotel LLC leased the Hotel to Holdings.

III.    ANALYSIS

        For reasons discussed below, the relationship of Holdings and Hotel LLC with the Hotel employees, the Manager under the Management Agreement, and Delaware North under the Supervisory Agreements, should not cause Holdings to fail to qualify as a taxable REIT subsidiary.

        In order for Holdings to qualify as a taxable REIT subsidiary, the Hotel must be managed by the Manager and Delaware North pursuant to a management or other similar agreement. At all times, the

Hotel was managed by either the Manager or Delaware North pursuant to agreements that were typical hotel management agreements. From July 1, 1998 through March 31, 2002, the Manager operated and managed the Hotel pursuant to the Management Agreement. From and after April 1, 2002, Delaware North operated and managed the Hotel pursuant to the Supervisory Agreements. As is typical in hotel management agreements, both agreements required the Manager and Delaware North to oversee the day-to-day operations of the Hotel. Also typical and as expressly permitted by the Code, Holdings was responsible for the expenses associated with the operation of the Hotel, including the cost of employees. Most importantly, during the terms of the Management and Supervisory Agreements, neither Holdings nor Hotel LLC had any involvement in the operation of the Hotel or any control over the Hotel employees, and those rights and obligations were delegated to the Manager and Delaware North.

        In addition, in order for Holdings to qualify as a taxable REIT subsidiary, the Manager and Delaware North must be eligible independent contractors under Section 856(d)(9)(A). Assuming the IK Ownership Requirement is satisfied, the Manager and Delaware North should be treated as independent contractors with respect to Holdings. While Treasury Regulations provide that an independent contractor must not be an employee of the REIT, and presumably in this case by analogy, a taxable REIT subsidiary, the primary concern of the regulation is the control or interdependence of the independent contractor with respect to the REIT. This concern is also illustrated in Revenue Rulings and Private Letter Rulings dealing with independent contractors where the IRS has focused on the nature of the relationship between the REIT and the independent contractor. For example, in Revenue Ruling 74-471, the IRS held that an investment advisor to the REIT could not serve as an independent contractor because the investment advisor owed the REIT a fiduciary duty of loyalty and was subject to the control of the REIT.

        Although the Revenue Rulings and the Private Letter Rulings addressing independent contractor status have included representations that the employees were employed by the independent contractor, and another Revenue Ruling included a statement that the employees were employed by a taxable REIT subsidiary, these authorities did not state that such employment was a required element needed to reach the conclusion in the rulings, and did not specifically address the facts at issue here. In fact, such a requirement would be inconsistent with the conclusion reached by the IRS in Private Letter Ruling 200028014. There, the IRS considered whether a separate line of business conducted by a preferred stock subsidiary of a REIT would jeopardize the qualification of the REIT's rents as rents from real property. In the ruling, the preferred stock subsidiary of the REIT provided healthcare consulting services at market rates to tenants of the REIT's properties as well as to non-tenant third parties. For economic savings and administrative convenience, and to maintain an incentive stock option plan, the REIT was nominally the employer of record for all individuals who were hired to provide services to tenants or others on behalf of the REIT or the preferred stock subsidiary. The REIT represented that the preferred stock subsidiary was responsible for hiring, firing and promoting the employees performing services for the preferred stock subsidiary, and that the REIT operated similar to a common paymaster that was reimbursed at arm's length by the preferred stock subsidiary for all costs associated with the common employees. The IRS ruled that the consulting services performed by the preferred stock subsidiary qualified as a separate line of business and would not cause the REIT's income that would otherwise qualify as rents from real property to fail to so qualify, presumably on the theory that such employees were, in substance, conducting the business on behalf of the REIT's preferred stock subsidiary, and not on behalf of their nominal employer, the REIT.

        The employees of the preferred stock subsidiary in Private Letter Ruling 200028014 are analogous to the Hotel employees. Like the REIT in the ruling, the role of Hotel LLC and Holdings was that of a nominal employer solely for state law reasons arising out of issues relating to the Hotel's liquor license and to employee liabilities, and for administrative convenience because of concerns relating to payroll. In essence, both Hotel LLC and Holdings were equivalent to a common paymaster with no control over the Hotel employees. The Manager and Delaware North controlled every aspect of the hiring, firing, and supervision of the employees. That Holdings was responsible for the cost of the Hotel employees should not alter this conclusion; a taxable REIT subsidiary is expressly permitted by the Code to bear the expenses of the operation of a lodging facility as provided in a management agreement or other similar service contract. Section 856(d)(9) of the Code. In addition, the arrangements between Holdings and the Manager and Delaware North are no different than if the employees had been employed by the Manager or by Delaware North, but Manager or Delaware North, as the case may be, had been indemnified for costs relating to the employees by Holdings.

        Requiring the Hotel employees to be on the payroll of the Manager and Delaware North seems overly formalistic when in substance, the relationship between the Manager and Delaware North, on the one hand, and the employees, on the other hand, is equivalent to that of an employer-employee relationship. An employer-employee relationship exists when the person for whom the services are performed, such as the Manager or Delaware North, has the right (whether or not exercised) to control and direct the individual who performs the services, not only as to the result to be accomplished, but also as to the details and means by which that result is accomplished (i.e., the employee is subject to the will and control of the employer not only as to what shall be done, but how it shall be done). Treasury Regulation Section 31.3401(c)-1. The Manager and Delaware North acted as the employers of the Hotel employees because they exercised control over the manner in which the employees performed any services and made all hiring and firing decisions with respect to the employees.

        As set forth above, the Management Fee payable to the Manager pursuant to the Management Agreement was subordinated to Excel Legacy's priority return on its investment in Hotel LLC. While the Management Agreement provides that nothing in the agreement shall be construed to be or create a partnership or joint venture, such statements may not be controlling for federal income tax purposes. If the Management Agreement is treated as creating a partnership between Holdings and the Manager, Holdings may be treated as operating the Hotel. As described above, this would cause Holdings to fail to qualify as a taxable REIT subsidiary and cause the Company to fail to qualify as a REIT. For reasons discussed below, however, the Management Agreement should not cause Holdings to be treated as operating the Hotel through a deemed partnership between Holdings and Manager for federal income tax purposes.

        Section 761 of the Code defines a "partnership" as a syndicate, group, pool, joint venture or other unincorporated organization through which any business or venture is carried on, and which is not a corporation or trust. In Comm'r v. Culbertson,24 the United States Supreme Court held that a partnership exists for federal income tax purposes only when considering all the facts the parties in good faith and acting with a business purpose intended to join together in the present conduct of an enterprise.25 A list of factors relevant to such a consideration was provided by the Tax Court in Luna v. Comm'r.26 These factors, none of which are conclusive are:

24
337 U.S. 733 (1949).

25
Id. at 742.

26
42 T.C. 1067 (1964).

  [t]he agreement of the parties and their conduct in executing its terms, the contributions, if any, which each party has made to the venture, the parties' control over income and capital and the right of each to make withdrawals, whether each party was a principal and coproprietor, sharing a mutual proprietary interest in the net profits and having an obligation to share losses, or whether one party was the agent or employee of the other, receiving for his services contingent compensation in the form of a percentage of income, whether business was conducted in the joint names of the parties, whether the parties filed federal partnership returns or otherwise represented to the respondent or to persons with whom they dealt that they were joint venturers, whether separate books of account were maintained for the venture, and whether the parties exercised mutual control over and assumed mutual responsibilities for the enterprise.

        Considering all of the facts relating to the relationship of the Manager and Holdings, the Management Agreement should not be viewed as manifesting an intention by the Manager and Holdings to join together in a partnership with respect to the Hotel. While the long term of the Management Agreement, the management of the Hotel by the Manager and the dependency of the Management Fee on the income and performance of the Hotel may be factors that are indicative of a partnership, courts have held that net-profit sharing arrangements may not be treated as partnerships even where several participants in the arrangement provide services to the venture. For example, the Tax Court, in Estate of Smith v. Comm'r,27 held that without a clear expression of an intent to form a partnership, an arrangement between an investment manager and his client for sharing the net trading profits earned on the client's portfolio was not a partnership even though the manager provided valuable services relating to the portfolio.28

27
313 F.2d 724 (8th Cir. 1963).

28
See also FSA 1999-835 in which the IRS held that a partnership did not exist where a U.S. insurance company that acted on behalf of foreign insurance companies received a contingent commission calculated on the basis of the net profits from policies sold and had nearly exclusive authority over the issuance of policies and management of the funds derived from the business.

        In this case, the facts do not indicate that a partnership was formed between Holdings and the Manager. First, Manager did not share in the net profits of the Hotel. The Management Fee was based on different percentages of different sources of gross revenues. While the Manager agreed to subordinate its fee to Excel Legacy's priority return, and that subordination could (and did) reduce or eliminate such fee, Manager had no right to participate in Hotel profits. The Manager's fee was capped at an amount based on the gross revenues from the operation of the Hotel. Second, the Company represents that neither Holdings nor the Manager intended to form a partnership (and that lack of intent is clearly expressed in the Management Agreement), filed tax returns or other information statements as a partnership, or represented to third parties that they were partners. Third, courts have held that a sharing of net profits without a corresponding sharing of losses may override other evidence of a partnership.29 The Manager did not have an obligation to share in the losses of the Hotel under the Management Agreement. The Manager's down-side risk with respect to the Hotel was limited to the Management Fee it received. Finally, unlike a partnership, the Management Agreement did not evidence a mutual proprietary interest in the Hotel. Similar to typical management contracts, in the event that the performance of the Hotel did not meet established standards, Holdings had the right to terminate the Management Agreement and remove the Manager.

29
Smith v. Comm'r, 33 T.C. 465 (1959)

        The effect of the Management Agreement was to insulate Holdings from one of the costs (i.e., the Management Fee) associated with of operation of the Hotel. The Manager was so confident in the Hotel and its management ability that, in order to persuade Excel Legacy to invest in the Hotel and hire the Manager, it was willing to offer and agree to these terms. While Section 856(d)(9)(B)(i) provides that a person shall not fail to be treated as an independent contractor with respect to a hotel by reason of the taxable REIT subsidiary bearing the expenses for the operation of the hotel pursuant to the service contract, it does not mandate that the taxable REIT subsidiary do so. This language appears to be permissive, providing that the taxable REIT subsidiary will not be viewed as operating the hotel merely because it bears these expenses. In fact, under Treasury Regulation Section 1.856-4(b)(5)(i), if an independent contractor provides noncustomary services, it "must" bear the costs associated with the provision of such services. As a result, it would be contrary to the underlying independent contractor rules, and inconsistent with the goal of preventing the taxable

REIT subsidiary from operating the hotel, to require the taxable REIT subsidiary to bear all of the expenses associated with the operation of the hotel. In this case, the Manager merely agreed to take some risk associated with one of the expenses, namely its fee, of operating the Hotel. The Manager must have thought this risk was reasonable, or it would not have entered into the Management Agreement. In addition, the Company represents that incentive fee arrangements, including return thresholds to the property owner, are customary in the hotel industry.

        Even if the terms of the Management Agreement were treated as creating a partnership between Holdings and the Manager for federal income tax purposes, that classification does not necessarily mean that Holdings should be treated as operating or managing the Hotel. In Revenue Ruling 2003-86, the IRS held that if a partnership performs services for tenants of a REIT, a taxable REIT subsidiary of the REIT which is a partner in that partnership is treated as providing those services to the extent of the taxable REIT subsidiary's interest in the partnership. This ruling indicates that Holdings would be treated (in part) as the operator of the Hotel if the partnership in which it was a partner was operating the Hotel. The facts regarding Holdings, however, are distinguishable from the ruling. All of the services provided in the ruling were provided by the partnership pursuant to agreements between the partnership and tenants of the REIT. In the instant case, the Manager managed and operated the Hotel during the term of the Management Agreement, and Holdings did not exercise any control over the operation of the Hotel or otherwise participate in such operation. As a result, the facts do not indicate that Holdings was a partner in a partnership which operated the Hotel.

IV.    CONCLUSION

        Based on the foregoing, the relationship of Holdings and Hotel LLC with the Hotel employees, the Manager and Delaware North should not cause Holdings to fail to qualify as a taxable REIT subsidiary of the Company or cause the Company to derive nonqualifying income from Holdings. However, the law is not clear on this issue and there is no authority directly on point. If Holdings or Hotel LLC were treated as operating or managing the Hotel, Holdings would fail to qualify as a taxable REIT subsidiary and the Company's REIT status would have terminated for the years in which the Hotel was leased to Holdings. Furthermore, the Company could be precluded from re-electing REIT status during the four taxable years following the first year of such termination.

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AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I AMENDMENT
ARTICLE II WAIVER
ARTICLE III COOPERATION IN CONNECTION WITH CERTAIN MATTERS
ARTICLE IV GENERAL PROVISIONS
EXHIBIT 1 ( PP NOTE ISSUE )
I. FACTS
II. LAW
III. ANALYSIS
IV. CONCLUSION
EXHIBIT 2 (PF NOTE ISSUE)
I. APPLICABLE LAW
II. ANALYSIS UNDER SECURITIES ACT AND EXCHANGE ACT CASE LAW
III. ANALYSIS UNDER THE SEC'S INTERPRETATION OF THE 1940 ACT
IV. CONCLUSION
EXHIBIT 3 (ELLMAN NOTE ISSUE)
I. FACTS
II. LAW
III. ANALYSIS
IV. CONCLUSION
Schedule 1 YIELD TO MATURITY CALCULATIONS
EXHIBIT 4 (HOTEL ISSUE)
I. FACTS
II. LAW
III. ANALYSIS
IV. CONCLUSION